UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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IVERIC bio, Inc.
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8 Sylvan Way
Parsippany, NJ 07054

March 30, 2022
Dear IVERIC bio, Inc. Stockholder:
We hope you are staying safe and well. We express our condolences and thoughts for the people of Ukraine, and hope the war can reach a peaceful resolution. We also continue to monitor the COVID-19 pandemic and are hopeful that we have turned the corner on the pandemic. At IVERIC bio, we remain committed to having a positive impact on patients' lives by delivering high-quality, safe and effective treatments for retinal diseases with unmet medical needs, while protecting the health and safety of our patients, our employees and other stakeholders.
We had a number of highlights over the past year from a board and corporate governance perspective that I would like to share with you:
•In January 2022, we welcomed Ms. Christine Miller to our board of directors. Ms. Miller is a highly qualified executive in the life sciences industry, with extensive experience in the launch of pharmaceutical products and supply chain management.
•In August 2021 and December 2021, respectively, we welcomed Mr. Christopher Simms as our senior vice president, chief commercial officer, and Mr. Anthony Gibney as our executive vice president, chief business and strategy officer.
•Our board of directors and its committees continued to work closely to oversee and advise our management as the company works to transition from a development-focused company to a company capable of commercializing a pharmaceutical product, if approved. We continue to closely monitor the ongoing COVID-19 pandemic and the company's efforts to mitigate its effects on our business and operations.
•Our board of directors and its committees continue to take an active role in overseeing various risks facing the company and potential opportunities in these areas, including cybersecurity and data privacy (overseen by the audit committee), human capital (overseen by the compensation and talent strategy committee and the full board) and environmental, social and governance matters (overseen by the nominating and corporate governance committee). We have amended the charters of these board committees to reflect their expanded roles.
In light of the ongoing COVID-19 pandemic and to safeguard the health and well-being of our stockholders, directors, officers and employees, our annual meeting of stockholders for 2022 will be a virtual meeting. There will not be a physical meeting location and you will not be able to attend in person. This is the third year we will be hosting an entirely virtual meeting, and we believe having a virtual-only meeting is prudent in light of the current situation with the COVID-19 pandemic and will enable greater stockholder participation from any location around the world.
The virtual meeting will be held on Thursday, May 12, 2022, beginning at 12:30 p.m., Eastern time, and instructions for accessing and participating in the meeting, including how to vote your shares and how to ask questions, either before or during the meeting, are enclosed in this proxy statement.
The enclosed Notice of Annual Meeting of Stockholders also sets forth the proposals that will be presented during the meeting, which are described in more detail in the proxy statement. Our board of directors recommends that you vote “FOR” Proposals 1, 2, 3 and 4, in each case as set forth in the proxy statement.

Pursuant to the Securities and Exchange Commission rules that allow users to furnish proxy materials to stockholders over the Internet instead of a printed copy of proxy materials, we are providing access to our proxy materials by posting them on the Internet and delivering a Notice Regarding the Availability of Proxy Materials, as more fully described in the accompanying Notice of Annual Meeting of Stockholders. This reduces the amount of paper necessary to produce these materials as well as the costs and logistics associated with mailing these materials to all stockholders. On or about April 1, 2022, we will begin mailing to our stockholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to access or request copies of our proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2021.

We look forward to your virtual attendance at our 2022 annual meeting.

Very truly yours,
/s/ Adrienne Graves
Adrienne L. Graves, Ph.D. Chairman of the Board of Directors

IVERIC bio, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Thursday, May 12, 2022
The 2022 annual meeting of stockholders (the “2022 annual meeting”) of IVERIC bio, Inc., a Delaware corporation (“IVERIC”), will be held on Thursday, May 12, 2022, beginning at 12:30 p.m., Eastern time. In light of the ongoing COVID-19 pandemic, for the health and well-being of our stockholders, directors, officers and employees, we have determined that the 2022 annual meeting, similar to the 2021 and 2020 annual meetings, will be conducted in a virtual meeting format only, with no physical in person meeting. At our virtual annual meeting, you will be able to attend and participate in the meeting online, vote your shares online and submit your questions before and during the meeting by visiting: www.meetnow.global/M2HJD72. You will need a control number to vote your shares electronically during the meeting. Instructions for obtaining a control number are included in the accompanying proxy statement. If you do not have a control number, you may participate as a "Guest". There is no physical location for the 2022 annual meeting.
The 2022 annual meeting will consider and act upon the following matters:
1.    To elect two class III directors of our board of directors to serve until the 2025 annual meeting of stockholders or until their respective successors have been duly elected and qualified;
2.    To hold a non-binding, advisory vote to approve named executive officer compensation;
3.    To hold a non-binding, advisory vote on the frequency of future advisory votes to approve named executive officer compensation;
4.    To ratify the selection of Ernst & Young LLP as IVERIC’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
5.    To transact such other business as may properly come before the 2022 annual meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on March 15, 2022 are entitled to notice of and will be entitled to vote at the 2022 annual meeting or any adjournment or postponement thereof. A complete list of registered stockholders as of the close of business on the record date will be available for inspection by stockholders of record during the entirety of the annual meeting at www.meetnow.global/M2HJD72.
This year, similar to last year, we have elected to use the notice and access rules adopted by the Securities and Exchange Commission to provide our stockholders access to our proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”) by notifying you of the availability of our proxy materials and our Annual Report via the Internet. The notice and access model provides us with a fast, efficient and lower cost way to furnish stockholders with their proxy materials and reduces our impact on the environment. As a result, on or about April 1, 2022, we will begin to mail to our stockholders a “Notice Regarding the Availability of Proxy Materials” (the “Notice”) with instructions on how to access the proxy materials and our Annual Report via the Internet (or how to request a paper copy) and how to vote online or by telephone. We will also deliver printed versions of the proxy materials to stockholders who request paper copies of the proxy materials. On the date of the mailing of the Notice, all stockholders will be able to access the proxy materials on a website referred to, and at the URL address included in, the Notice. These proxy materials will be available free of charge.
    Further information about how to attend and participate in the 2022 annual meeting online, vote your shares before or during the meeting and to submit your questions before and during the meeting is included in the accompanying proxy statement.

By order of the board of directors,
/s/ Adrienne Graves
Adrienne L. Graves, Ph.D. Chairman of the Board of Directors
Parsippany, New Jersey
March 30, 2022
IF YOU ARE A RECORD OWNER, YOU DO NOT NEED TO REGISTER IN ADVANCE TO JOIN THE ANNUAL MEETING AND VOTE YOUR SHARES. YOUR CONTROL NUMBER IS ON YOUR NOTICE AND, IF YOU CHOOSE TO REQUEST PAPER COPIES OF PROXY MATERIALS, YOUR PROXY CARD. ALTERNATIVELY, YOU MAY SUBMIT YOUR VOTE VIA THE INTERNET BEFORE THE ANNUAL MEETING OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON YOUR NOTICE OR, IF YOU CHOOSE TO REQUEST PAPER COPIES OF PROXY MATERIALS, YOUR PROXY CARD. IF YOU WISH TO VOTE BY MAIL, YOU WILL NEED TO REQUEST PAPER COPIES OF PROXY MATERIALS AND FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD.
IF YOU ARE A BENEFICIAL (BUT NOT RECORD) OWNER, FOR EXAMPLE, IF YOUR SHARES ARE HELD BY YOUR BROKERAGE FIRM, IF YOU WISH TO VOTE YOUR SHARES DURING THE ANNUAL MEETING, YOU WILL NEED TO REGISTER IN ADVANCE TO OBTAIN A CONTROL NUMBER BY FOLLOWING THE INSTRUCTIONS IN THE ACCOMPANYING PROXY STATEMENT. ALTERNATIVELY, YOU MAY SUBMIT YOUR VOTE BEFORE THE ANNUAL MEETING BY FOLLOWING INSTRUCTIONS FROM YOUR BROKERAGE FIRM.
THE ONLINE MEETING WILL BEGIN PROMPTLY AT 12:30 P.M., EASTERN TIME. WE ENCOURAGE YOU TO ACCESS THE MEETING IN ADVANCE OF THE START TIME.

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IVERIC bio, Inc.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
to be held on Thursday, May 12, 2022

Information About the 2022 Annual Meeting and Voting
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “board of directors” or the “board”) of IVERIC bio, Inc., a Delaware corporation (“IVERIC,” “we," “us” or the "company") for use at the 2022 annual meeting of stockholders (the “2022 annual meeting”) to be held on Thursday, May 12, 2022, beginning at 12:30 p.m., Eastern time, and at any adjournment or postponement thereof. To support the health and well-being of our stockholders, directors, officers and employees in light of the ongoing COVID-19 pandemic, our 2022 annual meeting will be a virtual meeting of stockholders where stockholders can participate by accessing a website using the Internet. There will not be a physical meeting location. Our 2021 and 2020 annual meetings were virtual only and we believe having a virtual meeting in 2022 is prudent in light of the ongoing public health and safety concerns from the COVID-19 pandemic and will enable greater stockholder participation from any location around the world. We have designed the virtual annual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual platform.
In accordance with the rules promulgated by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders over the Internet. All stockholders are receiving by mail a Notice Regarding the Availability of Proxy Materials (the "Notice"), which provides general information about the 2022 annual meeting, the address of the website on which our proxy statement and 2021 annual report are available for review, downloading and printing, and instructions on how to submit proxy votes. For those who wish to receive their materials in a different format (e.g., a paper copy by mail), the Notice contains instructions on how to do so. Stockholders who have elected to receive paper copies of the proxy materials will receive these materials by mail free of charge.
You may attend the annual meeting live online by visiting www.meetnow.global/M2HJD72. The webcast will start at 12:30 p.m., Eastern time, on May 12, 2022. You will need the control number included on your Notice and, if you choose to request paper copies of proxy materials, your proxy card, in order to be able to vote your shares on the annual meeting website. If you are a registered stockholder, your control number is included on your Notice. If you are a beneficial owner, you will need to register in advance for a control number (see the instructions in the section below on voting for street name holders) in order to vote on the annual meeting website. Otherwise, you may participate as a "Guest". Instructions on how to attend and participate online are provided in the Notice or, if you choose to request paper copies of proxy materials, on the proxy card. We expect online check-in to be available starting around 11:00 a.m., Eastern time, on the day of the 2022 annual meeting, May 12, 2022, and you should allow ample time for the online check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the support team at 1-888-724-2416.
If you wish to submit a question before the meeting, you can visit www.meetnow.global/M2HJD72 and follow the prompts on the website. If you wish to submit a question during the 2022 annual meeting, you may log into, and ask a question on, the virtual meeting website. Our virtual meeting will be governed by our Annual Meeting Rules of Conduct, which will be posted at www.meetnow.global/M2HJD72 in advance of the meeting. The Annual Meeting Rules of Conduct will address the ability of stockholders to ask questions during the meeting, including permissible topics, and rules for how questions and comments will be recognized and disclosed to participants. Please review the Annual Meeting Rules of Conduct for information about how to participate in the meeting, including how to submit questions before or during the meeting. You will be able to ask questions even if you participate in the 2022 annual meeting as a "Guest".
On March 15, 2022, the record date for the determination of stockholders entitled to vote at the 2022 annual meeting, there were outstanding and entitled to vote an aggregate of 115,733,608 shares of our common stock, par value $0.001 per share (“common stock”). Each share of common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the 2022 annual meeting. A list of registered stockholders as of the close of business on the record date will be available for examination by any registered stockholder during the entirety of the 2022 annual meeting at www.meetnow.global/M2HJD72. If you attend the 2022 annual meeting as a "Guest", you will not be able to access this list.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you, and cast your vote as soon as possible.
Voting Procedures for Record Holders
If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways:
(1)    You may vote over the Internet during the annual meeting. You may vote your shares over the Internet by accessing the annual meeting website by following the instructions provided in the Notice or, if you choose to request paper copies of proxy materials, on the proxy card. You do not need to register in advance to attend the annual meeting online. You can cast your votes by following the prompts provided by the website.
(2)    You may vote over the Internet prior to the annual meeting. You may vote your shares over the Internet by following the "Vote over Internet Prior to Annual Meeting" instructions on the Notice or, if you choose to request paper copies of proxy materials, on the proxy card. If you vote over the Internet prior to the annual meeting, you do not need to vote during the annual meeting or by telephone or by mail.
(3)    You may vote by telephone prior to the annual meeting. You may vote your shares by following the “Vote by Phone” instructions on the Notice or, if you choose to request paper copies of proxy materials, on the proxy card. If you vote by telephone, you do not need to vote over the Internet or by mail.
(4)    You may vote by mail prior to the annual meeting. If you wish to vote your shares by mail, please request paper copies of proxy materials and follow the instructions on the proxy card. You will be given a prepaid return envelope. If you vote by mail, you do not need to vote over the Internet or by telephone.
All proxies that are executed or are otherwise submitted over the Internet or by telephone or by mail will be voted on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders in accordance with the stockholders’ instructions. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the board of directors’ recommendations on such proposals as set forth in this proxy statement.
After you have submitted a proxy, you may still change your vote and revoke your proxy before the 2022 annual meeting by doing any one of the following things:
•voting online at the 2022 annual meeting;
•submitting a new proxy by following the “Vote by Internet Prior to Annual Meeting” or “Vote by Phone” instructions on the Notice or, if you choose to request paper copies of proxy materials, on the proxy card, prior to the start of the 2022 annual meeting; or
•giving our Secretary a written notice via email at proxyrequest@ivericbio.com before or at the 2022 annual meeting that you want to revoke your proxy.
Your virtual attendance at the 2022 annual meeting alone will not revoke your proxy.
Voting Procedures for Street Name Holders
If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we refer to in this proxy statement collectively as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you choose to attend the online annual meeting, please follow the instructions in the following paragraph. If you choose to have your brokerage firm vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of providing for voting over the Internet before the annual meeting or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange, ("NYSE"), the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instructions from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares for certain “discretionary” items, but will not be allowed to vote your shares for certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of class III directors (Proposal 1), the non-binding, advisory vote to approve named executive officer compensation, or “say-on-pay” vote (Proposal 2), and the non-binding, advisory vote on the frequency of future say-on-pay votes, or the "say-on-frequency" vote (Proposal 3) are “non-discretionary” items, meaning that if you do not instruct your brokerage firm on how to vote on any of these proposals, your brokerage firm will not vote on that proposal and your shares will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.
If you plan to attend and vote your shares online at the 2022 annual meeting and your shares are held in street name, you must register in advance. To do so, you must submit a legal proxy, which you can obtain from your brokerage firm, showing that you were the beneficial owner of the shares as of the record date (March 15, 2022), along with your name and email address, to ComputerShare. Requests for registration must be labeled as “IVERIC bio Legal Proxy” and be received by ComputerShare no later than 5:00 p.m., Eastern Time, on May 6, 2022. You will receive a confirmation of your registration, including your control number, by email after ComputerShare receives your registration materials. If you do not register in advance, you will not receive a control number and you may only participate in the online meeting as a "Guest" without the ability to vote your shares at the annual meeting. However, you may choose to vote before the annual meeting by following the instructions from your broker and if you choose, attend the online annual meeting as a "Guest". You will be able to submit questions as a "Guest".
Requests for registration should be directed to ComputerShare at the following addresses:
    By email (preferred):
        legalproxy@computershare.com
    Or by mail:
        Computershare
        IVERIC bio Legal Proxy
        P.O. Box 43001
        Providence, RI 02940-3001

Votes Required
The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the 2022 annual meeting will constitute a quorum for the transaction of business at the 2022 annual meeting. Shares of common stock represented in person on the annual meeting website or by proxy (including shares which abstain or do not vote on one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the 2022 annual meeting. Shares present virtually during the 2022 annual meeting will be considered shares of common stock represented in person at the meeting. The following votes are required for approval of the proposals being presented at the 2022 annual meeting:
Proposal 1: To Elect Two Class III Directors. The two nominees for director receiving the highest number of votes “FOR” election will be elected as directors. This is called a plurality.
    Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation, or “Say-on-Pay.” This proposal calls for a non-binding, advisory vote, and accordingly there is no “required vote” that would constitute approval. However, our board, including our compensation and talent strategy committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Proposal 3: Advisory Vote on the Frequency of Say-on-Pay Votes, or "Say-on-Frequency". This proposal provides a choice among three frequency periods (every one, two or three years) for future advisory say-on-pay votes. The frequency period that receives the most votes will be deemed to be the recommendation of our stockholders. However, because this vote is advisory and not binding on our board, we may decide that it is in the best interests of our stockholders to hold a say-on-pay vote more or less frequently than the frequency period selected by a plurality of our stockholders.
Proposal 4: To Ratify the Selection of Ernst & Young LLP as IVERIC’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.
Shares that abstain from voting as to a particular matter and shares held in “street name” by brokerage firms who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above. Also, if you attend the annual meeting as a "Guest" and did not provide your vote before the meeting, your shares will not be counted as shares voting on the matters at the 2022 annual meeting.

CORPORATE GOVERNANCE

Board of Directors
Current Members of Our Board of Directors
Set forth below are the names and certain biographical, demographic, and skills-related information about each member of our board of directors as of March 30, 2022. The information presented includes each director’s principal occupation and business experience for the past five years and the names of other public companies of which he or she currently serves or has served as a director during the past five years. We believe that all of our directors possess the attributes and characteristics described in “Board Processes—Director Nomination Process.”

IVERIC bio, Inc. Board Diversity Matrix as of March 30, 2022
Total Number of Directors: 7
	Female	Male
Part I: Gender Identity	3	4
Part II: Demographic Background
African American or Black	1	0
White	2	4
IVERIC bio, Inc. Board Skills Matrix

Adrienne L. Graves, Ph.D. Chairman of the Board, IVERIC bio, Inc. Director Since 2018 Age: 68
Dr. Graves has served as a member of our board of directors since December 2018, and as chairman of the board since May 2021. From 1995 to 2010, Dr. Graves worked at Santen, Inc., the United States subsidiary of a Japanese publicly traded pharmaceutical company, where Dr. Graves served as senior vice president of worldwide clinical development (United States, Europe and Japan) for seven years and chief executive officer and president for eight years. Dr. Graves currently serves on the boards of directors of Greenbrook TMS Inc., NicOx, S.A. and Oxurion NV, and previously served on the board of directors of Akorn Inc. and TearLab Corporation, all of which are publicly traded biotechnology or pharmaceutical companies.

Skills and Qualifications:
We believe Dr. Graves is qualified to serve on our board of directors because of her strong background in ophthalmology, her extensive experience in pharmaceutical development and commercialization, and her service on the boards of directors of other life sciences companies. Dr. Graves received an A.B. in psychology from Brown University and a Ph.D. in psychobiology from the University of Michigan, and completed a postdoctoral fellowship in visual neuroscience at the University of Paris.

Other Public Company Boards: a.Greenbrook TMS Inc. b.NicOx S.A. c.Oxurion NV	Committee Memberships: a.Compensation & Talent Strategy Committee (Chair) b.Research & Development Committee c.Special Litigation Committee

Glenn P. Sblendorio Chief Executive Officer and Director, IVERIC bio, Inc. Director Since 2017 and from 2013 to 2016 Age: 66
Mr. Sblendorio assumed the position of chief executive officer in July 2017, and has served as a member of our board of directors since May 2017. Mr. Sblendorio previously served as our president from January 2017 until May 2021 and previously served as our executive vice president and chief operating officer from April 2016 to January 2017. In addition, he served as our chief financial officer and treasurer from April 2016 until April 2017. Mr. Sblendorio previously served as a member of our board of directors from July 2013 through March 2016. Before joining us, Mr. Sblendorio served as the president and chief financial officer of The Medicines Company, a publicly traded medical solutions company, from March 2006 until December 2015. Mr. Sblendorio currently serves as a member of the board of directors of Amicus Therapeutics Inc. and Intercept Pharmaceuticals, Inc., both of which are publicly traded biopharmaceutical companies.

Skills and Qualifications:
We believe that Mr. Sblendorio is qualified to serve on our board of directors because of his extensive executive leadership experience, knowledge of the life sciences industry and service on the board of directors of other life sciences companies. Mr. Sblendorio received a B.B.A. from Pace University and an M.B.A. from Fairleigh Dickinson University.

Other Public Company Boards: a.Intercept Pharmaceuticals, Inc. b.Amicus Therapeutics, Inc.	Committee Memberships: N/A

Mark S. Blumenkranz, M.D., Ph.D. Director, IVERIC bio, Inc. Director Since 2020 Age: 71
Dr. Blumenkranz has served as a member of our board of directors since July 2020. Dr. Blumenkranz is HJ Smead Professor Emeritus in the Department of Ophthalmology at Stanford University, where he served as the chair of the department from 1997 to 2015. Dr. Blumenkranz is a co-founder and the chief executive officer and chairman of Kedalion Therapeutics, Inc., a venture-backed ophthalmology company. Dr. Blumenkranz is the chairman and founding director of Lagunita Biosciences LLC, an early stage healthcare investment company and incubator. Dr. Blumenkranz currently serves on the board of directors of One Medical, a publicly traded primary care platform and digital health company. He is a past president of the American University Professors of Ophthalmology, the Retina Society, the Macula Society, and a Fellow Emeritus of the Corporation of Brown University.

Skills and Qualifications:
We believe Dr. Blumenkranz is qualified to serve on our board of directors because of his extensive experience in the ophthalmology and gene therapy fields, in various capacities as a researcher, a practitioner, and as a senior industry executive.
Dr. Blumenkranz received his undergraduate, graduate, and medical degrees at Brown University; his ophthalmic residency training at Stanford University; and a fellowship in vitreo-retinal diseases at the Bascom Palmer Eye Institute. He is also the author of more than 160 peer-reviewed articles and the inventor of more than 18 issued patents including the Pascal and Catalys lasers.

Other Public Company Boards: a.One Medical	Committee Memberships: a.Compensation & Talent Strategy Committee b.Nominating & Corporate Governance Committee c.Research & Development Committee

Axel Bolte Director, IVERIC bio, Inc. Director Since 2007 Age: 50
Mr. Bolte has served as a member of our board of directors since August 2007. Since February 2017, Mr. Bolte has served as president and chief executive officer of Inozyme Pharma Inc., a publicly traded biotechnology company, and as a managing member of Healthcare Advisors GmbH, a private healthcare advisory company. From February 2017 to September 2019, Mr. Bolte served as a venture partner to HBM Partners AG, a provider of investment advisory services in the life sciences industry, and where he previously served as an investment advisor from March 2003 through January 2017. Mr. Bolte currently serves on the board of directors of Inozyme Pharma Inc. and previously served on the boards of directors of Allena Pharmaceuticals, Inc. and Tripex Pharmaceuticals, Inc., each of which are publicly traded biotechnology or pharmaceutical companies.

Skills and Qualifications:
We believe that Mr. Bolte is qualified to serve on our board of directors because of his many years of service as one of our directors, his extensive experience as a venture capital investor in the life sciences industry, his executive leadership experience and his service on the board of directors of other life sciences companies. Mr. Bolte received a degree in biochemistry from the Swiss Federal Institute of Technology, Zurich, Switzerland and an M.B.A. from the University of St. Gallen, Switzerland.

Other Public Company Boards: a.Inozyme Pharma, Inc.	Committee Memberships: a.Nominating & Corporate Governance Committee (Chair) b.Audit Committee

Jane P. Henderson Director, IVERIC bio, Inc. Director Since 2018 Age: 56
Ms. Henderson has served as a member of our board of directors since January 2018. Ms. Henderson has served as the chief financial officer and chief business officer of Adagio Therapeutics, a publicly traded biotechnology company, since December 2020. From June 2018 to December 2020, Ms. Henderson served as the chief financial officer of Turnstone Biologics, a privately-held biotechnology company. From January 2017 to June 2018, Ms. Henderson served as chief financial officer and senior vice president, corporate development at Voyager Therapeutics, Inc., a publicly-traded clinical-stage gene therapy company. From 2013 to 2016, Ms. Henderson served as senior vice president, chief financial officer and chief business officer of Kolltan Pharmaceuticals, Inc., which was a privately held pharmaceutical company. In addition to her industry experience, Ms. Henderson was managing director and held other senior roles at HSBC Holdings plc, Canadian Imperial Bank of Commerce, Lehman Brothers and Salomon Brothers. Ms. Henderson currently serves on the board of directors of Akero Therapeutics, Inc., a publicly traded biotechnology company and Ventus Therapeutics, Inc., a privately held biotechnology company. Ms. Henderson previously served on the board of directors of Sesen Bio, a publicly traded biotechnology company from 2013 to November 2021.

Skills and Qualifications:
We believe that Ms. Henderson is qualified to serve on our board of directors because of her extensive leadership experience in the life sciences industry and in health care investment banking. Ms. Henderson received a B.S. in psychology from Duke University.

Other Public Company Boards: a.Akero Therapeutics, Inc.	Committee Memberships: a.Audit Committee (Chair) b.Special Litigation Committee (Chair) c.Compensation & Talent Strategy Committee d.Nominating & Corporate Governance Committee

Christine Ann Miller Director, IVERIC bio, Inc. Director Since 2022 Age: 46
Ms. Miller has served as a member of our board of directors since January 2022. Ms. Miller has more than 20 years of global experience in life sciences. Ms. Miller has served as president and chief executive officer and as a member of the board of directors of Melinta Therapeutics, a privately-held pharmaceutical company, since August 2020. Previously, Ms. Miller served in various roles at Sandoz, a division of Novartis, including as vice president, US portfolio, development and launch from 2016 to 2018 and as global head of portfolio, enterprise from 2018 to 2020. She also serves as an advisory board member for the Healthcare Businesswomen’s Association and is a frequent panelist and speaker at industry events.
Skills and Qualifications:
We believe Ms. Miller is qualified to serve on our board of directors because of her extensive experience in commercialization, supply chain management, and research and development operations. Ms. Miller received a B.S. from Rensselaer Polytechnic Institute and an M.B.A. and Masters of Technology Management from Stevens Institute of Technology.

Other Public Company Boards: a.None.	Committee Memberships: a.Nominating & Corporate Governance Committee b.Research & Development Committee

Calvin W. Roberts, M.D. Director, IVERIC bio, Inc. Director Since 2019 Age: 69
Dr. Roberts has served as a member of our board of directors since January 2019. Dr. Roberts has served as president and chief executive officer of the Lighthouse Guild since April 2020. Previously, he served as the senior vice president, chief medical officer of Eye Care at Bausch Health Companies Inc., a publicly traded pharmaceutical company, from March 2011 to March 2020. Since 1982, Dr. Roberts has also served as a clinical professor of ophthalmology at Weill Cornell Medical College and was a practicing ophthalmologist for over 26 years. Dr. Roberts is a renowned specialist in cataract and refractive surgery. Dr. Roberts previously served as a consultant for Allergan, Inc., Johnson & Johnson, and Novartis AG. Dr. Roberts currently serves on the board of directors of Altamira Therapeutics Ltd. and previously served on the board of directors of Alimera Sciences, Inc., both publicly-traded biotechnology companies.

Skills and Qualifications:
We believe Dr. Roberts is qualified to serve on our board of directors because of his extensive experience in the ophthalmology field, both as a practitioner and as a senior industry executive. Dr. Roberts received an A.B. from Princeton University and an M.D. from the College of Physicians and Surgeons of Columbia University. Dr. Roberts completed his internship and ophthalmology residency at Columbia Presbyterian Hospital, and cornea fellowships at Massachusetts Eye and Ear Infirmary and the Schepens Eye Research Institute in Boston. Dr. Roberts holds patents on a number of devices used for ophthalmic surgery.

Other Public Company Boards: a.Altamira Therapeutics Ltd. (formerly Auris Medical Holding AG)	Committee Memberships: a.Research & Development Committee (Chair) b.Audit Committee c.Compensation & Talent Strategy Committee d.Nominating & Corporate Governance Committee
Former Members of Our Board of Directors Who Served in 2021
David Guyer, M.D. served as chairman of our board of directors from our inception in January 2007 until May 2021. From July 2017 to May 2021, Dr. Guyer also served as our executive chairman, and he previously served as our chief executive officer from April 2013 through June 2017. In April 2021, we announced that Dr. Guyer would step down from our board of directors following our 2021 annual meeting, after which he rejoined SV Health Investors as a venture partner. Since the 2021 annual meeting, Dr. Guyer has served as a senior advisor to the company with a term for a two-year period following the 2021 annual meeting.

Board Composition
Our board of directors is currently authorized to have, and currently consists of, seven members. Our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:
•the class I directors are Ms. Henderson and Mr. Sblendorio, and their term expires at our annual meeting of stockholders to be held in 2023;

•the class II directors are Dr. Blumenkranz, Mr. Bolte and Dr. Roberts, and their term expires at our annual meeting of stockholders to be held in 2024; and
•the class III directors are Dr. Graves and Ms. Miller, and their term expires at the 2022 annual meeting.
Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Our directors may be removed only for cause by the affirmative vote of the holders of 75% or more of our voting stock.
Board Determination of Independence
Rule 5605 of the Nasdaq Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.
Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Dr. Blumenkranz, Mr. Bolte, Dr. Graves, Ms. Henderson, Ms. Miller or Dr. Roberts, representing six of our seven current directors, has or had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board of directors has also determined that Ms. Henderson, Mr. Bolte and Dr. Roberts, who comprise our audit committee, Dr. Graves, Dr. Blumenkranz, Ms. Henderson and Dr. Roberts, who comprise our compensation and talent strategy committee, and Mr. Bolte, Dr. Blumenkranz, Ms. Henderson, Ms. Miller and Dr. Roberts, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company, including the transactions described below in “Board Policies—Related Person Transactions,” and all other facts and circumstances our board of directors deemed relevant in determining independence.
Mr. Sblendorio, who is a class I director, is an employee and is therefore not “independent.”
How Our Board Is Organized
Board Leadership Structure
Dr. Graves has served as our chairman of the board since May 2021. As chairman of our board, Dr. Graves presides over all meetings of the board of directors and performs other duties customary for this role. Our board of directors appointed Dr. Graves as chairman of our board in May 2021, when Dr. Guyer departed from our board of directors. Mr. Sblendorio, our chief executive officer, remains on our board of directors. Our board believes this leadership structure with Dr. Graves as chairman of our board and Mr. Sblendorio as chief executive officer allows Mr. Sblendorio to continue focusing his efforts on leading the company in our day-to-day operations and executing on our business strategy, while providing for the separate leadership of our board of directors by and other contributions from Dr. Graves.
Because Dr. Graves is an independent director within the meaning of Nasdaq rules (see “Board of Directors—Board Determination of Independence” above), our board of directors does not have an independent lead director. Dr. Graves previously served as our independent lead director from October 2019 until her appointment as chairman of our board in May 2021.
Our nominating and corporate governance committee and our board of directors evaluate our board leadership structure from time to time and may recommend further alterations of this structure in the future.
Board Committees
Our board of directors has established an audit committee, a compensation and talent strategy committee, a nominating and corporate governance committee and a research and development committee, each of which operates under a charter that has been approved by our board. Copies of these committee charters are posted on the Investor Relations section of our website, which is located at https://investors.ivericbio.com.
In the fourth quarter of 2018, our board appointed a committee of independent directors to review certain stockholder litigation demands that we received. In addition, during the fourth quarter of 2019, our board appointed a committee of independent directors to investigate the allegations made in the complaint for a shareholder derivative action filed against current and former members of our board of directors and certain of our current and former officers in the United States District Court for the Southern District of New York, captioned Luis Pacheco v. David R. Guyer, et al., Case No. 1:18-cv-07999. Ms. Henderson is the chair of both the demand review and special litigation committees, and Dr. Graves is a member of both committees. A description of these matters is set forth in our Annual Report on Form 10-K, which was filed with the SEC on February 24, 2022.
Our board may also appoint additional committees from time to time as it deems appropriate.
Audit Committee
The members of our audit committee are Ms. Henderson, Mr. Bolte and Dr. Roberts. Ms. Henderson chairs our audit committee.
Our audit committee’s responsibilities include:
•appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports and other communications from such firm;
•reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•monitoring our internal controls over financial reporting and disclosure controls and procedures, including any impact as a result of the COVID-19 pandemic;
•overseeing our risk assessment and risk management policies and programs, including our code of business conduct and ethics and our compliance activities;
•overseeing cybersecurity, including measures to protect and improve our informational technology systems, and monitoring cybersecurity and data privacy risks associated with our activities and those of third parties we work with;
•establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•meeting independently with our independent registered public accounting firm and management;
•reviewing and approving or ratifying any related person transactions; and
•preparing the audit committee report required by SEC rules.
In February 2022, our board of directors approved an amended charter for the audit committee, which reflects among its specific responsibilities oversight over cybersecurity and data privacy matters, which the audit committee was also overseeing prior to the charter amendment as part of its general oversight of risk management.
All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.
Our board of directors has determined that Ms. Henderson is an “audit committee financial expert” as defined in applicable SEC rules. We believe that the composition of our audit committee meets the requirements for independence under the current Nasdaq Marketplace Rules and SEC rules and regulations.
The audit committee met four times during 2021 and took action by written consent once.
Compensation and Talent Strategy Committee
The members of our compensation and talent strategy committee are Dr. Graves, Dr. Blumenkranz, Ms. Henderson and Dr. Roberts. Dr. Graves chairs our compensation and talent strategy committee.
Our compensation and talent strategy committee’s responsibilities include:
•overseeing and reviewing with management our strategies relating to talent strategy and human capital, including ways to attract, develop and retain key employees for the growth of our business, diversity, equity and inclusion initiatives, and initiatives to support the health and well-being and engagement of our employees;
•reviewing, and recommending to our board for approval, our corporate goals for each year and reviewing our performance against those goals at the end of each year;
•reviewing and approving, or making recommendations to our board with respect to, the compensation of our chief executive officer and our other executive officers, including during his tenure with us, our executive chairman;
•overseeing an evaluation of our senior executives;
•reviewing our management's decisions regarding compensation of non-executive employees, including any cash and equity bonus programs and promotions;
•overseeing and administering our cash and equity incentive plans;
•reviewing and making recommendations to our board with respect to director compensation;
•reviewing and discussing annually with management our compensation disclosure required by SEC rules; and
•preparing the compensation committee report required by SEC rules.
In February 2021, our board of directors approved an amended charter for our compensation committee, which was renamed "compensation and talent strategy committee", to reflect additional responsibilities over human capital matters.
The processes and procedures followed by our compensation and talent strategy committee in considering and determining executive compensation is described below under “Executive Compensation—Compensation Discussion and Analysis.” The processes and procedures followed by our compensation and talent strategy committee in considering and determining director compensation is described below under “Board Processes—Director Compensation Processes.”

The compensation and talent strategy committee met seven times during 2021 and took action by written consent nine times.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Mr. Bolte, Dr. Blumenkranz, Ms. Henderson, Ms. Miller and Dr. Roberts. Mr. Bolte chairs our nominating and corporate governance committee. Ms. Miller joined our nominating and corporate governance committee in January 2022.
Our nominating and corporate governance committee’s responsibilities include:
•identifying individuals qualified to become members of our board;
•recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;
•reviewing and making recommendations to our board with respect to our board leadership structure;
•reviewing and making recommendations to our board with respect to development of and succession planning for our chief executive officer and other senior executives;
•developing and recommending to our board corporate governance principles;
•advising the board of directors on environmental, social and governance matters; and
•overseeing a periodic evaluation of our board and board committees.
In February 2022, our board of directors approved an amended charter for the nominating and corporate governance committee, to reflect its responsibility for generally overseeing and advising the board on environmental, social and governance matters.
The nominating and corporate governance committee met four times during 2021.
Research and Development Committee
Our research and development committee assists our board and management with reviewing and evaluating our research and development programs in light of our long-term strategic goals. The committee also helps us with identifying new and emerging trends in health care, pharmaceutical science, technology, manufacturing and regulation to assist our board and management with making well-informed choices in developing our research and development capabilities and using our research and development resources.
    The members of our research and development committee are Dr. Roberts, Dr. Blumenkranz, Dr. Graves and Ms. Miller. Dr. Roberts chairs our research and development committee. Ms. Miller joined our research and development committee in January 2022.
Our research and development committee met four times during 2021.
Compensation Committee Interlocks and Insider Participation
During 2021, the members of our compensation and talent strategy committee consisted of Dr. Graves, Dr. Blumenkranz, Ms. Henderson, and Dr. Roberts, each of whom served throughout the year.
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation and talent strategy committee. None of the members of our compensation and talent strategy committee are, or have ever been, an officer or employee of our company.

Board Meetings and Attendance
Our board of directors met eight times during 2021 and took action by written consent six times. During 2021, each of our incumbent directors attended at least 75% of the aggregate number of board meetings and committee meetings held by all committees of the board on which he or she then served.
Our directors are expected to attend our annual meetings of stockholders. In 2021, all of our then-serving directors attended our annual meeting of stockholders.
Board Processes
Oversight of Risk
Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. One of the roles of our board and its committees is to oversee the risk management activities of management. They fulfill this duty by regularly discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.
The following table is an outline of the principal risk management areas overseen by our board and its committees, categorized by committee or the full board:

Full Board	Audit Committee	Compensation & Talent Strategy Committee	Nominating & Corporate Governance Committee	Research & Development Committee
Business strategy, including business development	Cybersecurity and privacy	Compensation policies and practices	Board composition	Scientific
Capital resources	Facilities and business continuity	Human capital	Corporate governance	Development
Commercialization and competition	Financial, including internal controls		Environmental, social and governance	Regulatory strategy
COVID-19 and other macroeconomic risks	Legal and compliance, including regulatory		Management succession planning	Technical and manufacturing
Intellectual property, including lifecycle
Litigation
Each committee reports to the full board on a regular basis, including reports on the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board discuss particular risks.
Board Oversight During the COVID-19 Pandemic and In Response to Other Developments Affecting Corporate Governance
From the onset of the COVID-19 pandemic, our board and its committees have taken active roles in helping us continue to execute on our strategy while navigating through the pandemic. Our management has worked diligently to assess, and keep our board informed on, the impact of the pandemic on our operations, including our clinical trials (such as the GATHER2 trial), the work of our contract manufacturers, contract research organizations and other key vendors, our supply chain, our workforce and its transition to remote working, our financial position and our business continuity strategy. Our board members advise and oversee our management as we work to develop and implement a strategy and various initiatives to mitigate the immediate and potential long-term effects of the COVID-19 pandemic, including its effects on the health and well-being and productivity of our employees.

In addition to the board, its committees continue to provide advice on and oversight over various risks associated with the COVID-19 pandemic and other developments affecting corporate governance. We provide some examples below:

•As cybersecurity risks became more prominent over the past few years, our audit committee continued to take an active role in overseeing our cybersecurity and data privacy efforts, including our efforts to oversee the cybersecurity and data privacy practices of key third-party vendors.

•As we reopened our offices and employees began returning voluntarily to our offices in 2021, our compensation and talent strategy committee, along with the full board of directors, continued to oversee management's efforts to protect the health and safety of our workforce and its continued productivity under a hybrid working model.

•Our research and development committee continues to closely oversee our management team's efforts in maintaining and improving communication and collaboration with our clinical trial sites, third-party contract manufacturers, contract research organizations and other key vendors over the course of the COVID-19 pandemic.

•In late 2020 and late 2021, our nominating and corporate governance committee received updates from management and an external consultant on environmental, social and governance, or ESG, considerations for companies of our size and in our industry, including human capital and diversity, equity and inclusion matters. In February 2022, we amended the charter of the nominating and corporate governance committee to include among its responsibilities oversight over ESG matters.

Our board and its committees remained engaged on our COVID-19 mitigation initiatives throughout the pandemic and have continued to provide advice and oversight as we execute on our strategy and plan for beyond the COVID-19 pandemic. In addition, we recently joined the National Association of Corporate Directors, which provides continuing education resources to our board of directors on evolving areas of corporate governance and best practices.

Director Nomination Process
Our nominating and corporate governance committee considers candidates for the board who are recommended by stockholders (pursuant to the process outlined below), directors, third-party search firms engaged by the nominating and corporate governance committee or the board, and other sources. When selecting candidates for recommendation to the board, the nominating and corporate governance committee considers the attributes of the candidates and the needs of the board and reviews all candidates in substantially the same manner, regardless of the source of the recommendation. The process followed by our nominating and corporate governance committee to evaluate director candidates includes, in the case of existing directors being considered for re-nomination, evaluation of the candidates’ performance on our board and its committees, and, in the case of potential candidates who are not then serving on our board, consideration of biographical information and background material and interviews of selected candidates and inquiries of persons with knowledge of the candidate by members of the committee and our board.

In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, as well as in the case of new director nominees to be considered for election by our board of directors, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines described below under “Corporate Governance Guidelines.” Consistent with these criteria, our nominating and corporate governance committee expects every nominee to have the following attributes or characteristics, among others: integrity, honesty, adherence to high ethical standards, business acumen, good judgment, knowledge of our business and industry and the ability to contribute positively to the collaborative culture among our board members.

Our corporate governance guidelines provide that the value of diversity should be considered in the nomination process and that the background and qualifications of the members of our board of directors considered as a group should provide a significant breadth of experience, knowledge, and ability to assist our board of directors in fulfilling its responsibilities. The board believes that maintaining a diverse membership provides the board with a broader perspective and enhances the board’s deliberations. As such, our nominating and corporate governance committee considers various aspects of each director candidate’s qualifications, skills and background, such as gender, racial or ethnic identity, sexual identity, international experience and/or expertise in a particular discipline or field. Although the nominating and corporate governance committee considers these characteristics, the committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Each of the director nominees for election at the 2022 annual meeting is a current member of our board of directors. The biographies under “Board of Directors—Current Members of Our Board of Directors” indicate the experience, qualifications, attributes and skills of each nominee that led our nominating and corporate governance committee and our board to conclude that such nominee should continue to serve as a director of our company. Our nominating and corporate governance committee and our board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and that our board of directors as a group possess the skill sets and specific experience desired of our board as a whole.

Stockholders may recommend individuals for consideration as potential director candidates by submitting the individuals’ names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, to our Secretary at our principal offices, Attention: Corporate Secretary. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our bylaws and must be received by us no later than the date referenced below in “Other Matters—Deadline for Submission of Stockholder Proposals for 2023 Annual Meeting of Stockholders.” Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Communications with Stockholders
Our management will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders may communicate with our management by writing to our Secretary at our principal offices, Attention: Corporate Secretary, or by calling (609) 474-6755. Additional information about contacting us is available on the Investor Relations section of our website, which is located at https://investors.ivericbio.com.
In addition, stockholders who wish to communicate with our entire board may do so by writing to Dr. Adrienne L. Graves, chairman of the board, at our principal offices. Communications will be forwarded to other directors if they relate to substantive matters that our chairman of the board, in consultation with our general counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.
Director Compensation Processes
Our director compensation program is administered by our board of directors with the assistance of the compensation and talent strategy committee and our independent compensation consultant. The compensation and talent strategy committee conducts an annual review of director compensation and makes any necessary recommendations to the board. As part of the process for reviewing our director compensation, our independent compensation consultant provides, and our compensation and talent strategy committee considers, market data for director compensation programs at peer companies in the group selected. In evaluating our director compensation program in early 2022, our compensation and talent strategy committee reviewed market data for companies in our 2022 peer group that we used to make executive compensation determinations at the end of 2021. For information regarding the companies included in this peer group, please see the section, "Executive Compensation—Compensation Discussion and Analysis—Compensation Determination Process—Use of Peer Groups—2022 Peer Group".
Our stockholders approved our Non-Employee Director Compensation Policy at our 2019 annual meeting, which our board of directors has amended four times to date in accordance with the terms of the policy. For more information about this policy, including the foregoing amendments, please see the section, "Director Compensation—Director Compensation Arrangements".
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. The guidelines provide that:
•our board’s principal responsibility is to oversee our management;
•a majority of the members of our board must be independent directors;
•the independent directors meet in executive session at least twice a year;

•directors have full and free access to management and, as necessary, independent advisors;
•new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•our board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.
A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investor Relations section of our website, which is located at https://investors.ivericbio.com.
Board Policies
Related Person Transactions
Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:
•the related person’s interest in the related person transaction;
•the approximate dollar value of the amount involved in the related person transaction;
•the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•whether the transaction was undertaken in the ordinary course of our business;
•whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•the purpose of, and the potential benefits to us of, the transaction; and
•any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:
•interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and
•a transaction that is specifically contemplated by provisions of our charter or bylaws.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation and talent strategy committee in the manner specified in its charter.
Other than the compensation arrangements with directors and executive officers and the consulting agreement entered into with Dr. Guyer in connection with his departure from our board of directors, since January 1, 2021, we have not been party to any transactions with executive officers, directors or affiliates of our executive directors or directors, or with holders of more than 5% of our voting securities or their affiliates at the time the transaction was entered into. For a description of the consulting agreement with Dr. Guyer, see “Material Terms of Employment – Dr. Guyer’s Transition to Senior Advisor”.
Code of Business Conduct and Ethics
Our board of directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. In December 2019, we amended our code of business conduct and ethics to better align the code with our stage of development, including, among other things, updates relating to compliance with laws, rules and regulations applicable to pharmaceutical development, interactions with healthcare providers, data privacy and international trade regulations. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at https://investors.ivericbio.com. In addition, to the extent applicable, we intend to post on our website, all disclosures that are required by law or the Nasdaq Marketplace Rules concerning any amendments to, or waivers from, any provision of our code of business conduct and ethics.
We plan to provide training on our code of business conduct and ethics on an annual basis. We also require that all of our employees, including our executive officers, certify on an annual basis that they have read and will abide by our code of business conduct and ethics.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of March 15, 2022:

Name	Age	Position
Glenn P. Sblendorio	66	Chief executive officer
Pravin U. Dugel	58	President
David F. Carroll	56	Senior vice president, chief financial officer and treasurer
Keith Westby	47	Senior vice president, chief operating officer
Anthony S. Gibney	51	Executive vice president, chief business & strategy officer
Christopher P. Simms	47	Senior vice president, chief commercial officer

    In addition to the biographical information for Mr. Sblendorio, which is set forth above under “Corporate Governance—Board of Directors—Current Members of Our Board of Directors,” set forth below is certain biographical information about each of our other executive officers:
Pravin U. Dugel has served as our president since May 2021. Dr. Dugel joined us in April 2020 and served as our executive vice president, chief strategy and business officer from April 2020 to May 2021. Before joining us, Dr. Dugel was a managing partner at the Retinal Consultants of Arizona from 1994 to 2019. Dr. Dugel also served as a clinical professor at the USC Eye Institute in the Keck School of Medicine at the University of Southern California and was a founding member of the Spectra Eye Institute in Sun City, Arizona. Dr. Dugel is an internationally recognized clinical researcher in retina; he has served as principal investigator in more than 100 multicenter clinical trials, authored more than 200 papers and 35 book chapters, and served on the boards of various medical journals and retina groups, including the American Society of Retina Specialists. Dr. Dugel currently serves on the board of directors of Aerpio Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. Dr. Dugel received an M.D. from the UCLA School of Medicine and completed his residency in ophthalmology at the USC Eye Institute. He completed a medical retina fellowship at the Bascom Palmer Eye Institute and a surgical eye fellowship at the USC Eye Institute.
David F. Carroll has served as our senior vice president, chief financial officer and treasurer since April 2017. Mr. Carroll joined us in June 2016 and previously served as senior vice president, finance from June 2016 to April 2017. Before joining us, Mr. Carroll served in several senior financial leadership roles at The Medicines Company from May 2008 to June 2016, including vice president, controller from October 2008 to December 2015 and senior vice president, chief accounting officer from January 2016 to June 2016. Earlier in his career, Mr. Carroll served in various financial management positions of increasing responsibility for Genentech, Inc., a member of the Roche Group, Novartis AG, and Bristol-Myers Squibb Company. Mr. Carroll is a certified public accountant and received a B.A. in economics from Ursinus College and an M.B.A. from Rutgers University.
Keith Westby has served as our senior vice president, chief operating officer since January 2017. Mr. Westby joined us in 2007 and previously served as senior vice president of development operations from October 2014 to January 2017, as vice president, program management and business operations from December 2012 to September 2014 and senior director, project management from August 2007 to December 2012. Before joining us, Mr. Westby served as director, project and alliance management at Pharmasset, Inc., a pharmaceutical company, from December 2005 to August 2007. He also served in positions of increasing responsibility at Eyetech Pharmaceuticals, Inc. from January 2002 to December 2005, including as director, alliance & project management. Earlier in his career, Mr. Westby worked at Tunnell Consulting as a senior consultant. Mr. Westby received a B.S. in physics from the State University of New York, College at Geneseo, an M.S. in engineering management from Drexel University and an M.B.A. from Columbia Business School.
Anthony Gibney joined us in December 2021 as our executive vice president, chief business & strategy officer. Before joining us, Mr. Gibney served as chief financial officer and chief business officer at Fog Pharmaceuticals, overseeing its business development, strategy and finance functions. Previously, Mr. Gibney was executive vice president and chief business officer at Achillion Pharmaceuticals, where he led the sale of Achillion to Alexion Pharmaceuticals in 2020. Before Achillion, Mr. Gibney was a managing director and co-head of the biotechnology investment banking team at Leerink Partners LLC, and managing director of Merrill Lynch’s healthcare group. Mr. Gibney received a B.A. in Economics and a B.A. in History from Yale University.

Christopher Simms joined us in August 2021 as our senior vice president, chief commercial officer. Prior to joining us, Mr. Simms served as vice president and head of US ophthalmics at Novartis from April 2020 to July 2021 and vice president of marketing from November 2017 to April 2020. Prior to his time at Novartis, Mr. Simms served as head of marketing, ophthalmology from July 2015 to October 2017 at Genentech. Earlier in his career, he also served in various sales and commercial roles for Johnson & Johnson. Mr. Simms received a Bachelor's of Commerce, Business from Memorial University of Newfoundland and an M.B.A. from York University.
Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, describes the philosophy, objectives, process, and structure of our fiscal year 2021 executive compensation program. It also discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers and the most important factors relevant to an analysis of these policies and decisions. In addition, this CD&A section outlines the response to our annual outreach efforts to our stockholders regarding our compensation and governance programs. This CD&A is intended to be read in conjunction with the tables that immediately follow this section and the accompanying narrative disclosure, which provide further historical compensation information for our 2021 named executive officers, or NEOs, as identified below:

Name	Position
Glenn P. Sblendorio	Chief executive officer
Pravin U. Dugel	President
David F. Carroll	Senior vice president, chief financial officer and treasurer
Christopher Simms	Senior vice president and chief commercial officer
Anthony S. Gibney	Executive vice president and chief business and strategy officer

Executive Summary

We are a science-driven biopharmaceutical company focused on the discovery and development of novel treatment options for retinal diseases with significant unmet medical needs. We are committed to having a positive impact on patients’ lives by delivering high-quality, safe and effective treatments designed to address debilitating retinal diseases. In 2021, we achieved a number of significant company milestones, including the following, which impacted executive compensation:

•In July 2021, we completed patient enrollment for GATHER2, our ongoing Phase 3 clinical trial evaluating Zimura® (avacincaptad pegol) for the treatment of geographic atrophy, or GA, secondary to AMD, four months ahead of our original schedule. In response to the COVID-19 pandemic, we and our clinical trial sites implemented a number of initiatives to protect the safety and well-being of our patients and to ensure they are able to attend their scheduled study visits. We continue to closely monitor the COVID-19 pandemic and the impact it may have on this trial.

•In particular, we continue to monitor patient retention in the GATHER2 trial. As of the end of 2021 and February 24, 2022, the date of our Annual Report on Form 10-K for the year ended December 31, 2021, we remained on track for a 12-month injection fidelity rate of greater than 90%, which is our target. The injection fidelity rate for GATHER1, our first Phase 3 clinical trial of Zimura for the treatment of GA secondary to AMD, at 12 months was 87%. In GATHER1, we observed a statistically significant difference in the reduction of the rate of GA progression in the Zimura 2 mg and Zimura 4 mg treatment groups as compared to the corresponding sham control groups. We believe injection fidelity, which is calculated by dividing the total number of actual injections for all patients by the total number of expected injections based on the total number of patients enrolled in the trial, to be an accurate and meaningful measure of patient retention.

•In July 2021, we received a written agreement from the U.S. Food and Drug Administration, or FDA, under a Special Protocol Assessment, or SPA, for the overall design of GATHER2. We also had a number of other interactions with the FDA throughout 2021, which we believe clarified our regulatory pathway and plans for submitting a new drug application, or NDA, to the FDA for marketing approval of Zimura for the treatment of GA, if the GATHER2 data are positive.

•We completed an assessment of IC-100, our gene therapy product candidate for the treatment of rhodopsin-mediated autosomal dominant retinitis pigmentosa, based on the results of the two preclinical toxicology studies we conducted and our communications with the FDA. We also completed a preclinical toxicology and efficacy study of IC-200, our gene therapy product candidate for the treatment of BEST1-related inherited retinal diseases, and released a current Good Manufacturing Practices, or cGMP, batch of IC-200.

•We completed an initial tolerability study and initiated other pharmacokinetic studies for IC-500, our small molecule HtrA1 inhibitor product candidate in development for the treatment of GA. We also developed a formulation that we believe will be safe and effective for intravitreal injection into the eye and are conducting cGMP manufacturing activities for IC-500.

•We completed two feasibility studies (with associated analytics) as part of our ongoing efforts to derive a formulation of Zimura with a sustained release delivery technology that reduces the frequency of intravitreal injections that a patient must undergo, with the goal of maintaining comparable efficacy and safety to monthly injections.

•We continued to hire strategically to support key areas of our business, such as commercial planning, including the hiring of Mr. Simms as our chief commercial officer in August, medical affairs and clinical development, manufacturing, preclinical research, and regulatory affairs and pharmacovigilance, with a total of 37 full-time employees joining our team over the course of 2021.

•We raised over $270 million in aggregate net proceeds in two underwritten public offerings of common stock.

•We ended 2021 with $381.7 million in cash, cash equivalents and available-for-sale securities.

•The closing market price of our common stock on December 31, 2020 was $6.91 and on December 31, 2021 was $16.72, representing an approximate 142% increase in per share value.

For a detailed description of our business, please see our periodic filings made with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 24, 2022.

Compensation and Governance Program Highlights
    We believe our compensation and governance programs incorporate market best practices where appropriate for our company, based on the current stage of our business. The following chart provides a summary of some of the practices we use to align our programs with our stockholders’ interests, as well as several potentially problematic practices we avoid:

What We Do	• Pay-for-performance philosophy and culture - significant portion of NEO compensation is “at risk” based on company performance
• Performance-based stock option awards for our chief executive officer and executive chairman
• Annual stockholder outreach with thoughtful consideration of feedback received
• Provide comprehensive and transparent compensation disclosure to our stockholders; include robust CD&A disclosure despite our “smaller reporting company” status and being eligible to omit this disclosure from our proxy statement

• Objective performance criteria for short-term cash incentive program based on key strategic, operational, financial and other company goals for the coming year
• Payouts under short-term cash incentive program limited to 150% of each NEOs target opportunity
• Detailed annual review of risks associated with our executive compensation programs
• Rigorous stock ownership and retention requirements for all NEOs and non-employee directors
• Comprehensive clawback policy applicable to both cash and equity incentive compensation
• Responsible use of shares under our long-term incentive program
• Regularly consult with an independent advisor on compensation levels and practices
• Focus on recruiting board members with different experiences and perspectives when board openings occur or new board members are sought
• Annual review of corporate governance provisions in our certificate of incorporation and bylaws
• Assess risks when establishing our compensation policies and practices
What We Don’t Do	X No immediate vesting (“single‑trigger”) of stock options or restricted stock units upon change of control or other similar events
X No hedging or pledging of company stock permitted other than pledges in certain limited, pre-approved circumstances
X No excise tax gross-up provisions in employment contracts
X No above-market executive severance packages
X No backdating or repricing of stock option awards
X No supplemental executive retirement plans
X No highly leveraged incentive plans that encourage excessive risk taking
X No excessive perquisites

    Annual Stockholder Outreach and Review of Corporate Governance Provisions

Beginning in 2017, we began the practice of an annual stockholder outreach campaign to pro-actively engage stockholders in discussions regarding our compensation and governance programs. In November 2021, we contacted 30 of our top stockholders (representing approximately 83% of shares outstanding based on available information) to offer an opportunity to discuss and provide feedback regarding our programs. Eight of these stockholders responded to our outreach, with representatives from two stockholders requesting a meeting with our management team, one of which included Dr. Graves. During the meetings, we reviewed and responded to questions regarding our business, with particular focus on our business strategy, our response to the COVID-19 pandemic vis-à-vis employees, leadership development initiatives and other human capital matters, as well as board composition. The stockholder representatives provided us with information regarding the stockholders’ general guidelines for director overboarding, director election voting standards and policies for corporate sustainability. Our management team shared this information with our board of directors.

In February 2022, as part of our annual corporate governance review, our nominating and corporate governance committee reviewed several of our corporate governance provisions, including those related to director election voting standards, together with peer group and comparable company data. Based on this review, we believe that our corporate governance is in line with our peer group and comparable companies. Our nominating and corporate governance committee concluded that no changes are warranted at this time. The committee will continue to evaluate these provisions annually to ensure that they are designed to promote the best interests of our stockholders.

Compensation Philosophy and Objectives

The primary objectives of our executive compensation program, as determined by our compensation and talent strategy committee, are to:
•attract, retain and motivate experienced and talented executives;

•align the interests of our executives with our stockholders by rewarding performance that leads to the creation of stockholder value;

•promote the achievement of key strategic, development and operational performance measures by linking compensation to the achievement of measurable corporate goals; and

•provide an opportunity for executives to realize value over the long-term based on company performance and appreciation in our stock price.

To achieve these objectives, the compensation and talent strategy committee evaluates our executive compensation program and seeks to set compensation at levels that are appropriate based on each executive’s level of experience, performance, growth potential and job responsibility and that the compensation and talent strategy committee believes are competitive with other companies in our industry that compete with us for executive talent. In addition, our executive compensation program reinforces a pay‑for‑performance culture by tying a significant portion of each executive’s overall compensation to the achievement of key corporate and individual goals and the value of our stock.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•base salary;

•short-term cash incentive awards; and

•long-term equity incentive awards.

Our approach with respect to each of these elements is described below. Our objective in allocating between short‑term compensation, including base salary and short-term cash incentive awards, on the one hand, and long‑term equity incentive awards, on the other hand, is:

•to ensure adequate currently‑paid base compensation to attract and retain talent;

•to provide rewards for meeting near-term business goals; and

•to provide incentives to align the interests of our management with those of our stockholders by incentivizing our executives to take steps to maximize our long‑term value.

We also provide our NEOs with broad‑based health and welfare benefits, a 401(k) retirement plan, a non-qualified deferred compensation plan and severance and change in control benefits, each of which are described in greater detail below under “Additional Compensation Policies and Practices.”

Base Salary

We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. Base salaries for our NEOs typically are established through arm’s length negotiation at the time the executive is hired or promoted, taking into account the position for which the executive is being considered and the executive’s qualifications and prior experience, and is generally set out in a written letter agreement with each NEO entered into at the time of such NEO’s hiring. Each NEO’s base salary has been approved by our compensation and talent strategy committee. None of our NEOs is currently party to any agreement that provides for automatic or scheduled increases in base salary. Our compensation and talent strategy committee, however, with input from our chief executive officer, reviews and evaluates on an annual basis whether any increases to the base salaries of our NEOs other than our chief executive officer should be made based on changes or expected changes in the scope of an NEO’s responsibilities. Our compensation and talent strategy committee, without any input from our chief executive officer, also reviews and evaluates on an annual basis whether any increases to the base salaries of our chief executive officer should be made based on the overall performance of our company in that year.

In evaluating our NEOs’ base salaries, our compensation and talent strategy committee also considers promotions, the individual contributions made by, and performance of, the executive during the prior year, the executive’s performance over a period of years, overall labor market conditions, the relative ease or difficulty of replacing the executive with a well‑qualified person, our overall growth and development as a company, general salary trends in our industry and among our peer group and where the executive’s salary falls in the salary range presented by that data, as well as any additional input from our compensation consultant. We do not provide for any formulaic base salary increases for our NEOs.

Short-term Cash Incentive Program

Awards made under our short-term cash incentive program emphasize pay‑for‑performance and reward our NEOs for the achievement of specified annual corporate goals, as well as individual goals for NEOs other than our chief executive officer. For NEOs other than our chief executive officer and president, short-term cash incentive awards are weighted 70% based on achievement against our corporate goals and 30% based on achievement of individual goals. The short-term cash incentive award for our president is weighted 80% based on achievement against our corporate goals and 20% based on achievement of individual goals. The short-term cash incentive award for our chief executive officer is weighted 100% based on achievement against our corporate goals.

Our annual corporate goals have typically focused on the achievement of specified preclinical, clinical, regulatory, operational, financial and cultural milestones, with a focus on the advancement of our research and development programs, including our product candidates in preclinical and clinical development, preparations for potential commercialization of our product candidates, the pursuit of various internal and external initiatives, including in relation to business development, and provision of adequate funding for our research and development programs. Each year, senior management proposes a set of corporate goals for the coming year. The compensation and talent strategy committee reviews and discusses the proposed goals, making modifications where it deems appropriate. Following the compensation and talent strategy committee’s review, our full board of directors reviews and discusses the goals, making any further modifications it deems appropriate prior to finalization. The corporate goals are designed to require significant effort and operational success on the part of our executives and employees, but also to be achievable with hard work and dedication.

Once our corporate goals are finalized, each NEO proposes his or her own individual goals. Our chief executive officer reviews proposed individual goals for NEOs, other than himself, and approves these goals with such modifications as he deems appropriate. We adopted our 2021 corporate goals in February 2021, and individual goals were finalized in March 2021.

The target amount for short-term cash incentive awards for each NEO, which is usually expressed as a percentage of each NEO’s base salary, is established through arm’s length negotiation at the time the executive is hired or promoted. The target percentages, which have been approved by our compensation and talent strategy committee and are generally set out in a written letter agreement with each NEO entered into at the time of such NEO’s hiring, were derived from peer group data that the compensation and talent strategy committee then interpreted to match the level of qualification and experience of the NEO as well as based on internal comparisons. Our compensation and talent strategy committee has approved, and may in the future approve, increases to an NEO’s target percentage for short-term cash incentive awards in connection with a promotion or as part of the annual compensation review process or as it otherwise deems appropriate from time to time. For example, in connection with his promotion to president, our compensation and talent strategy committee approved an increase to the target percentage for Dr. Dugel from 45% to 50% of his annual base salary, beginning with 2021. Our compensation and talent strategy committee has limited payouts under our short-term cash incentive program to a maximum of 150% of each NEOs target short-term cash incentive opportunity.

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long‑term incentive compensation to our executives. We believe that equity awards provide our executives with a strong link to our long‑term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity awards with a time‑based or performance‑based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the applicable vesting or performance period.

To date, we have used equity awards both to compensate our executive officers in the form of new hire grants in connection with the commencement of employment, as well as to provide additional, ongoing long‑term incentives to our executive officers as our business has developed. In the future, we generally plan to continue to grant equity awards on an annual basis to our executive officers.

We determine whether to grant a new hire equity award in connection with the commencement of an executive's employment on a case-by-case basis under the specific hiring circumstances. The size of each new hire award is established through arm's length negotiation at the time the executive is hired, taking into account the position for which the executive is being considered and the executive's qualifications, prior experience, the company’s market capitalization at the time of negotiation and equity holdings at prior companies, as well as external factors such as market demand.

At the end of each year as part of our compensation review process, our chief executive officer considers industry and peer company market data developed by our compensation consultant for annual equity awards for our NEOs, other than himself. This data includes information regarding comparative stock ownership of, and equity awards received by, executives at companies in our peer group and in our industry. Taking into account each NEO’s individual performance, our chief executive officer then makes a recommendation to our compensation and talent strategy committee regarding equity awards for NEOs other than himself. In determining awards for each of our NEOs, including our chief executive officer, our compensation and talent strategy committee considers each executive’s individual performance, the amount of equity previously awarded to such executive and the expected value to be realized upon the future vesting of such awards, as well as our overall corporate performance and the potential for enhancing the creation of value for our stockholders. In determining the form of equity awards, our compensation and talent strategy committee considers the retentive value of the awards, and in particular the relative value of stock options as compared to restricted stock units, as well as the number of shares we have available under our stock incentive plan.

Typically, the stock options and restricted stock units we have granted to our executive officers vest over a period of four years. From time to time, we may grant awards that are subject to alternative vesting periods or performance-based vesting criteria. For example, in connection with his hiring, a portion of Mr. Gibney’s initial grant of restricted stock units was awarded subject to certain performance milestones. Vesting ceases upon termination of employment, and exercise rights for options cease shortly after termination of employment. Prior to the exercise of a stock option or settlement of a restricted stock unit, the holder has no rights as a stockholder with respect to the shares subject to such option or restricted stock unit, including voting rights or the right to receive dividends or dividend equivalents. We have historically granted stock options with exercise prices that are set at no less than the fair market value of shares of our common stock on the date of grant as determined by reference to the closing market price of our common stock on such date. Beginning with awards granted at the end of 2018 and continuing with the awards granted at the end of 2019, 2020 and 2021, stock options awarded to our chief executive officer include performance-based vesting criteria: each award will not vest and become exercisable with respect to any shares until the average closing sale price of our common stock equals or exceeds 125% of the per share exercise price of the options for a period of twenty consecutive trading days.

    Measures Demonstrating Pay-for-Performance Philosophy
Our compensation and talent strategy committee utilizes the three compensation elements described above to create pay packages that appropriately balance short- and long-term incentives while aligning the interests of our NEOs with those of stockholders.

Percent of pay “at risk”

Consistent with our pay‑for‑performance philosophy, the compensation and talent strategy committee believes an appropriate NEO pay package consists of a sizeable portion of variable, at-risk pay. We consider pay to be “at risk” if it is subject to performance‑based payment conditions, including achievement of corporate or individual goals, or time-based vesting conditions, or has a value dependent upon our share price. Specifically, when compensation was set for 2021 in December 2020, 83% of the target total direct compensation (defined as base salary, plus target short-term cash incentive opportunity, plus the grant date fair value of long-term equity incentive awards) for Mr. Sblendorio, our chief executive officer, was “at risk,” and 73% of the target total direct compensation of our other NEOs who were employed by us in December 2020, Dr. Dugel and Mr. Carroll, on average, was at risk.

The following charts illustrate for both our chief executive officer and Dr. Dugel and Mr. Carroll on a combined basis, the percentage of overall target compensation for 2021 represented by:

•each component of compensation, including 2021 base salary, 2021 short-term cash incentive opportunity and the long-term equity awards granted in December 2020 as incentive compensation for 2021 and beyond;

•long-term and short-term compensation; and

•“at risk” pay.

Comparison of CEO Pay to Total Stockholder Return

An additional metric that we believe demonstrates our pay-for-performance alignment is to review the total amount of compensation our CEO has received versus the performance of our common stock. For purposes of this comparison, the total amount of CEO compensation is based on the value of compensation awarded as reported in our Summary

Compensation Table, or SCT, which immediately follows this CD&A. The cumulative total stockholder return, or TSR, is based on the increased value of a $100 investment in our common stock on December 31, 2018 through December 31, 2021. As shown in the graph below, in recent years, our CEO’s compensation increased commensurate with our TSR, with his 2021 pay reflecting the longer-term approach to CEO compensation described in this CD&A.

Compensation Determination Process

Role of the Compensation and Talent Strategy Committee and Our Chief Executive Officer

Our compensation and talent strategy committee oversees our executive compensation program. The committee currently consists of four members of our board of directors: Dr. Graves, the committee’s chair, Dr. Blumenkranz, Ms. Henderson and Dr. Roberts.

Each member of our compensation and talent strategy committee has extensive experience in our industry and is an “independent” director under applicable Nasdaq and SEC rules and an “outside director” under Internal Revenue Service rules. Our compensation and talent strategy committee uses its judgment and experience when determining the amount and appropriate mix of compensation for each of our executive officers. Pursuant to the authority granted to our compensation and talent strategy committee under its charter, our compensation and talent strategy committee approves the grant of individual equity awards to our executive officers.

The compensation and talent strategy committee periodically evaluates the need for revisions to our executive compensation program to ensure our programs are appropriate given the stage and status of our business and are competitive with the companies with which we compete for executive talent.

Our chief executive officer typically provides input and recommendations to our compensation and talent strategy committee on salary adjustments, individual performance ratings including performance against individual goals, eligibility to participate in our short‑term cash incentive program and appropriate equity incentive compensation levels for executive officers other than himself. Our chief executive officer supports his recommendations by taking into account each executive’s performance in the past year, including the executive’s individual contributions towards achieving our corporate goals. Our chief executive officer also supports his recommendations regarding NEO compensation by considering market data that is provided to us by Aon’s Human Capital Solutions practice (formerly known as Radford), a division of Aon plc, or Aon. Aon is an industry leader in providing talent and compensation consulting services to technology and life sciences companies.

Annual Compensation Review Process

Each year we evaluate each NEO’s performance for the completed year and assign an individual performance rating. Our chief executive officer, with respect to each executive other than himself, prepares a subjective, written evaluation based on his assessment of the executive’s performance. The evaluation includes an assessment of each NEO’s performance against his or her pre-defined individual goals. This process leads to an overall individual performance rating and a recommendation by our chief executive officer to the compensation and talent strategy committee with respect to each NEO, other than himself, as to:

•the level of performance and contributions made by our NEOs, including performance against individual goals and eligibility to participate in our short-term cash incentive program;

•the need for salary increases; and

•whether or not equity awards should be made and the recommended amounts.

Our chief executive officer also provides a recommendation to the compensation and talent strategy committee regarding the company’s performance against our annual corporate goals, following which, our compensation and talent strategy committee makes its own determination of the company’s performance against our annual corporate goals. Our compensation and talent strategy committee may exercise discretion to reduce the payout of short-term cash incentive awards based on an evaluation of our overall performance, irrespective of corporate goal achievement.

The recommendations of our chief executive officer for NEOs other than himself are reviewed by the compensation and talent strategy committee and taken into account, together with the compensation and talent strategy committee’s determination of the company’s performance against our annual corporate goals, when making a final determination regarding the overall compensation packages for these NEOs. Our chief executive officer does not make any recommendations regarding his own compensation. Rather, our compensation and talent strategy committee determines compensation for our chief executive officer based on the committee’s assessment of our performance and other relevant factors it deems relevant. In making its determinations, the compensation and talent strategy committee meets with Aon, in executive session, without any members of management present. Mr. Sblendorio does not have any control over setting the amount or mix of his compensation package and is not present when the compensation and talent strategy committee or the full board discusses his compensation.

Use of Compensation Consultants

Our compensation and talent strategy committee considers executive compensation data from U.S. companies in the biotechnology and pharmaceutical industries to help guide its executive compensation decisions for NEOs at the time the NEO is hired and thereafter for annual compensation reviews or as otherwise needed. Our compensation and talent strategy committee retains the services of Aon to provide this data and to advise the committee generally on our compensation and governance programs. Although the compensation and talent strategy committee considers the advice and recommendations from Aon when reviewing executive compensation, the compensation and talent strategy committee ultimately makes its own independent decisions about these matters.

None of the compensation and talent strategy committee members and none of our executive officers or directors have any personal relationship with Aon. In addition to the compensation consulting services provided by Aon to the compensation and talent strategy committee, we participate in and pay for the Aon Global Life Sciences Survey and we receive from Aon the results from such survey. With the approval of the compensation and talent strategy committee chair, Aon also provides consulting services to management regarding our non‑executive compensation programs to ensure policy alignment between our executives and non‑executive employees given the importance of teamwork across all aspects of the organization to reach our business goals.

The compensation and talent strategy committee reviewed its relationship with Aon during 2021, and determined that Aon’s work for the compensation and talent strategy committee did not raise any conflicts of interest and has conformed to the independence factors and guidance provided by the Dodd-Frank Act, the SEC and Nasdaq.

Use of Peer Groups

Our compensation and talent strategy committee uses peer groups to gather data to compare with our existing executive compensation practices and to guide future compensation decisions. The compensation and talent strategy committee considers peer group and other industry compensation data, including survey data, as well as the recommendations of our compensation consultant when making decisions related to executive compensation, giving consideration to the competitiveness of our compensation program, internal perceptions of equity and individual circumstances. As such, the committee utilizes the peer group as one of several reference points, and therefore does not aim to benchmark our executive pay levels to any particular percentile of the peer group.

Working with Aon, we review and adjust our peer group in the later part of each year for upcoming end-of-year pay decisions, which are typically made in December of each year. Decisions regarding 2021 salaries and target short-term cash incentive opportunities were made by our compensation and talent strategy committee in December 2020 by reference to our 2021 peer group. Decisions regarding 2021 long-term equity incentive awards were made by our compensation and talent strategy committee in December 2021 by reference to our 2022 peer group. This cadence is typical for our company. Accordingly, we provide information regarding both our 2021 and 2022 peer groups here.

2021 Peer Group

In September 2020, the compensation and talent strategy committee sought to identify companies that fit the following criteria:

•biotechnology or pharmaceutical industry;

•primarily phase 3 stage of clinical development;

•market capitalization in the range of $150 million to $1.2 billion; and

•fewer than 200 employees.

Based on these criteria, the compensation and talent strategy committee retained eleven companies from our 2020 peer group, and, after considering a number of companies meeting these criteria, identified nine additional companies for our 2021 peer group. Of the eight companies from our 2020 peer group that were removed, all eight were removed due to their stage of development and/or market capitalizations being outside of our criteria. Although not a firm requirement, our compensation and talent strategy committee seeks to develop a peer group where our market capitalization is roughly in line with the median. As a result, several of the companies that the compensation and talent strategy committee added to our 2021 peer group had market capitalizations below our market capitalization at the time of selection. Our market capitalization placed us slightly below the median market capitalization of our 2021 peer group at the time our 2021 peer group was finalized.

Our 2021 peer group consisted of the following 20 companies:

Adverum Biotechnologies, Inc.*	Chimerix, Inc.	MeiraGTx Holdings plc*
Aldeyra Therapeutics, Inc.	Cidara Therapeutics, Inc.	Ovid Therapeutics Inc.
Apellis Pharmaceuticals, Inc.	Constellation Pharmaceuticals, Inc.	Oyster Point Pharma, Inc.*
Applied Genetic Technologies Corp.*	Exicure, Inc.	Syndax Pharmaceuticals, Inc.
Athersys, Inc.*	Geron Corp.*	Syros Pharmaceuticals, Inc.*
Brainstorm Cell Therapeutics Inc.*	ImmunoGen, Inc.*	Xoma Corporation
Cellular Biomedicine Group, Inc.	Matinas BioPharma Holdings, Inc.
*     New company for 2021peer group.

2022 Peer Group

In September 2021, the compensation and talent strategy committee sought to identify companies that fit the following criteria:

•biotechnology or pharmaceutical industry;

•primarily phase 3 stage of clinical development;

•market capitalization in the range of $500 million to $5 billion; and

•fewer than 500 employees.

Based on these criteria, the compensation and talent strategy committee retained seven companies from our 2021 peer group, and, after considering a number of companies meeting these criteria, identified eleven additional companies for our 2022 peer group. Of the eleven companies from our 2021 peer group that were removed, nine were removed due to their stage of development and/or market capitalizations being outside of our criteria and two due to acquisitions. Although not a firm requirement, our compensation and talent strategy committee seeks to develop a peer group where our market capitalization is roughly in line with the median. As a result, several of the companies that the compensation and talent strategy committee added to our 2022 peer group had market capitalizations below our market capitalization at the time of selection. Our market capitalization placed us slightly above the median market capitalization of the 2022 peer group at the time our 2022 peer group was finalized and slightly below the median market capitalization based on the 30-day average.

Our 2022 peer group consisted of the following 18 companies:

Aldeyra Therapeutics, Inc.	Glaukos Corp.*	Ocular Therapeutix, Inc.*
Anavex Life Sciences Corp.*	ImmunoGen, Inc.	Ocugen, Inc.*
Apellis Pharmaceuticals, Inc.	Kodiak Sciences Inc.*	Omeros Corp.*
Beam Therapeutics Inc.*	Krystal Biotech, Inc.*	Oyster Point Pharma, Inc.
Chimerix, Inc.	MeiraGTx Holdings plc	REGENXBIO Inc.*
Editas Medicine, Inc.*	NGM Biopharmaceuticals Inc.*	Syndax Pharmaceuticals, Inc.
*     New company for 2022 peer group.
Risk Considerations in Our Compensation Program

Our compensation and talent strategy committee has reviewed and evaluated the philosophy and standards on which our compensation programs have been developed and implemented across our company, including the level of risk that our compensation programs pose. It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.

We believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for excessive risks caused by the actions of our executives:

•establishment of corporate goals for our short-term cash incentive program and individual goals for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

•the mix between fixed and variable, annual and long‑term and cash and equity compensation is designed to encourage strategies and actions that balance our short‑term and long‑term best interests (for example, our short-term cash incentive program provides an incentive to accomplish short-term objectives while our policy of limiting the maximum payout under the program to 150% of each NEO’s target opportunity provides a cap on the reward for short-term performance, which is designed to also focus NEOs on long-term value creation);

•equity awards generally vest over a period of time, which we believe encourages executives to take a long‑term view of our business; and

•our ownership guidelines, which require NEOs to hold equity over a specified time-period and above a certain value, further align executive interests with the interests of our stockholders.

We engage in an annual process that reviews risks with the compensation and talent strategy committee. Our compensation and talent strategy committee has determined that, overall, our compensation programs do not pose any excessive risks to the company or inappropriately promote risk-taking behavior. We expect to continue to conduct this risk assessment with our compensation and talent strategy committee on an annual basis.
2021 NEO Compensation Determinations

In December 2021, our compensation and talent strategy committee completed its annual performance review for our NEOs and finalized its compensation determinations. This section describes the decisions our compensation and talent strategy committee made at the end of 2021 based on our 2021 performance.
2022 Base Salary Adjustments
Where warranted, companies in our industry typically grant merit salary increases on a yearly basis to account for individual performance during the prior year. We believe that our NEOs performed well during 2021. Based on market data for their positions and their individual performance in 2021, our compensation and talent strategy committee awarded Dr. Dugel a 3.5% increase to his base salary for 2022, bringing it to $548,550, Mr. Carroll a 2.5% increase to his base salary for 2022, bringing it to $436,460, and Mr. Simms a 1.2% increase to his base salary for 2022, bringing it to $420,150. The increase in Mr. Simms’ base salary was reflective of his August 2021 start date. Mr. Gibney’s employment with us began in December 2021 and he was therefore not eligible for a base salary adjustment. Based on the company’s strong performance in 2021 the compensation and talent strategy committee awarded Mr. Sblendorio a salary increase of 5.3% to his base salary for 2022, bringing it to $700,000.

The 2022 annual base salaries of our NEOs, and percentage changes from 2021, are set forth in the following table:

Name	2021 Base Salary	% Increase	2022 Base Salary
Glenn P. Sblendorio	$665,000	5.3%	$700,000
Pravin U. Dugel	$530,000	3.5%	$548,550
David F. Carroll	$425,810	2.5%	$436,460
Anthony S. Gibney (3)	$420,000	—	$420,000
Christopher P. Simms (2)	$415,000	1.2%	$420,150
(1) Effective May 1, 2021 Pravin Dugel was promoted to President and was awarded a salary increase to $530,000 which represented a 2.7% increase in his base salary at such time.
(2) Mr. Simms’s start date was August 2, 2021.
(3) Mr. Gibney’s start date was December 13, 2021.
2021 Short-Term Cash Incentive Awards
    Target Opportunities
    During 2017, we established target short-term cash incentive opportunities for Messrs. Sblendorio and Carroll in connection with their promotions to their current roles based on a percentage of their base salaries. In the December 2020, the compensation and talent strategy committee approved an increase in the target percentage for Mr. Carroll to 45% based on market data which took effect in the 2021 performance year. The target percentage for Dr. Dugel was established at the time he was hired in early 2020 and was adjusted in May 2021 to 50% as part of his promotion to president. Mr. Simms’ and Mr.

Gibney’s target of 45% was established as part of their respective hirings in August 2021 and December 2021. Mr. Gibney was not eligible, however, for a short-term cash incentive award for 2021 based on his December 2021 start date. The target short-term cash incentive opportunities for our NEOs for 2021 were as follows:

Name	Target (as a % of base salary)
Glenn P. Sblendorio	65%
Pravin U. Dugel	50%
David F. Carroll	45%
Anthony S. Gibney	n/a
Christopher P. Simms	45%
2021 Corporate Goals
For 2021, our corporate goals focused on the progress of our therapeutic and gene therapy programs, corporate finance, and human resources goals. As discussed above, we revised our corporate goals during the COVID-19 pandemic in order to address changes in our business and to keep employees motivated. The following chart includes a detailed description of each of our 2021 corporate goals as revised, the overall weight assigned to each goal, a description of our performance against such goal, and the final rating that our compensation and talent strategy committee assigned to our performance against each goal:

2021 Corporate Goals	Weighting	Assessment	Final Rating
Zimura –Complete enrollment for GATHER2 by the end of 2021 (25%) –Ensure patient retention in GATHER2 of at least 80% as of the end of 2021 (10%) –Engage FDA through a series of planned interactions to successfully obtain alignment on NDA submission strategy (10%) –Manufacture 1st Zimura drug substance scale-up batch at our originally planned lead manufacturer in the first half of 2021 (10%) –Complete at least two compatibility studies (with associated analytics) for Zimura for extended-release formulations (5%) –Complete manuscript for 18-month GATHER1 data by the end of 2021 (2.5%)	62.5%	Achieved	62.5%
Gene Therapy –IC-100: complete program assessment in the first half of 2021 to determine a path forward based on preclinical toxicology studies (5% –IC-200: complete GMP manufacturing for a clinical trial and preclinical toxicology study in the first half of 2021 (2.5%) –IC-200: complete program assessment and if program assessment is positive, initiate Phase 1 clinical trial by the end of 2021 (5%	12.5%	Partially Achieved –Achieved –Achieved –Phase 1 clinical trial not initiated	7.5%
IC-500 HtrA1 Inhibitor Program –Complete tolerability studies by the end of 2021 (5%) –Initiate study to assess IC-500 activity by the end of 2021 (5%)	10%	Achieved	10%
Finance –Year-end cash balance at least 95% of 2021 year-end budget target	5%	Achieved	5%
Commercial –Hire a chief commercial officer by end of the third quarter of 2021 (2.5%) –Complete and present a preliminary Zimura commercial plan by the end of 2021 (2.5%)	5%	Achieved	5%
HR / Risk Management / Compliance –Develop and implement human capital strategy; implement Committee for Diversity, Equity, Diversity and Inclusion action steps; and create “back to office” framework or extended virtual work framework (2.5%) –Establish operational risk committee by the second quarter of 2021; and implement company-wide compliance training programs on various topics (2.5%)	5%	Achieved	5%
Subtotal	100%		95%

Stretch –Finish GATHER2 enrollment of 440 patients by end of July 2021 (100% of stretch goal) –Finish GATHER2 enrollment of 440 patients by end of August 2021 (75% of stretch goal) –Finish GATHER2 enrollment of 440 patients by end of September 2021 (50% of stretch goal)	50%	Achieved –Patient enrollment completed in July 2021 with 448 patients enrolled	50%
Grand Total	150%		145%

As detailed in the chart above, at the end of 2021 our compensation and talent strategy committee determined that we achieved our corporate goals at the 145% level given our success with conducting the GATHER2 trial and meeting our stretch goal related to GATHER2 enrollment.

In addition, the compensation and talent strategy committee determined that Dr. Dugel and Mr. Carroll performed exceptionally well in relation to their individual goals and our compensation and talent strategy committee therefore approved rating the individual component of their short-term cash incentive awards, weighted as 20% for Dr. Dugel and 30% for Mr. Carroll, of the overall award amount, at above 100%. The individual component of Mr. Simms’ short-term cash incentive award was pro-rated based on his August 2021 start date. Mr. Gibney was not eligible to receive a short-term cash incentive award for 2021 because of his December 2021 start date. The table below sets forth the short-term cash incentive award amounts for 2021 for each NEO as approved by our compensation and talent strategy committee:

Name	Target (as a % of base salary)	Target Amount	Corporate Achievement	Individual Achievement	Overall Achievement	2021 Payout
Glenn P. Sblendorio	65%	$432,250	145%	n/a	145%	$626,760
Pravin U. Dugel	50%	$265,000	145%	150% (1)	146%	$386,900
David F. Carroll	45%	$191,615	145%	145% (2)	145%	$277,840
Anthony S. Gibney	n/a	—	—	—	—	—
Christopher P. Simms	45%	$186,750	145%	72% (3)	123%	$230,000
(1)Dr. Dugel’s individual goal achievement rating of 150% was based upon: leading and increasing investor interactions; helping to create and communicate the company’s strategic vision; and medical and strategic leadership around the Zimura programs.
(2)Mr. Carroll’s individual goal achievement rating of 145% was based upon: completion of two successful public offerings in less than 100 days; securing and setting up facilities space; and build out of financial planning and information technology teams.
(3)Mr. Simms’ individual goal achievement of 72% was based upon: the creation of our Zimura commercial plan and initiation of commercial team build out. The individual component of Mr. Simms’ award was pro-rated based on his August start date.
    2021 Annual Equity Awards

We believe there are two general approaches for determining the size of equity awards:

•a value-based approach, based on the value of the award at the time of grant; and

•a percent of company approach, based on the size of the award relative to the number of shares a company has outstanding at the time of grant.

These approaches can also be mixed through a hybrid approach. For compensation determinations made at the end of 2021, given our market capitalization and stage of development, our compensation and talent strategy committee made the decision to shift from an approach that was more driven by percent of company factors, as we had used in the recent past, to a hybrid approach, with an overall goal of delivering equity awards roughly in line with the 50th percentile of our peer group companies based on historic compensation data. We believe that a hybrid approach, which looks to both the value of an award and the percent of company of the award, allows the company to deliver competitive equity awards within a reasonable annual burn rate, while accounting for the significant stock price volatility that is typical in the pre-commercial biopharmaceutical market. In determining the size of annual awards, in addition to reviewing data from our peer group, our compensation and talent strategy committee also considered the retention value in the outstanding equity program based on the value of outstanding awards, as well as overall company and individual performance. As with awards delivered at the end of 2020, our compensation and talent strategy committee decided to continue to utilize an approach of using both stock options and restricted stock units for long term equity incentive awards for our executive officers. The use of restricted stock units, or a combination of stock options and restricted stock units, is a common practice to help companies conserve shares in their stock incentive plan, reducing dilution, and to aid retention in a competitive market for executive talent.

We believe that stockholders generally support having performance-based criteria as part of a company’s equity compensation program, and we have therefore added a performance element to the stock options we awarded to our chief executive officer in 2018 and have continued that practice in 2019, 2020 and 2021. The compensation and talent strategy committee has chosen to adopt this best practice despite the use of performance-based equity awards being a minority practice for companies in our industry that are our size and stage of development. In addition to being subject to the traditional time-based vesting that we typically use for our other long-term equity awards and which is described in the immediately following paragraph, the performance stock options granted to our chief executive officer will not vest and become exercisable unless, for a period of twenty consecutive trading days, the average closing sale price of our common stock equals or exceeds 125% of the per share exercise price of the options. As with other stock options granted under our stock incentive plan, these stock options have a ten-year term. The performance criteria for these stock options may be satisfied at any time during the ten-year term of these options.

The stock option and restricted stock unit awards approved by our compensation and talent strategy committee for our NEOs in 2021 are detailed in the table below. Mr. Simms’ equity awards were reflective of his August 2021 start date. Mr. Gibney was not eligible to receive any equity awards as part of the annual compensation process for 2021 given his December 2021 start date. The stock options granted to Dr. Dugel, Mr. Carroll and Mr. Simms vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date. Subject to satisfaction of the performance condition described above, the stock options granted to Mr. Sblendorio are also subject to the same time-based vesting. The stock options have an exercise price of $14.83 per share, the closing sale price of our common stock on The Nasdaq Global Select Market on December 16, 2021, which was the date of grant. The restricted stock unit awards vest with respect to 25% of the award on each of the first, second, third and fourth anniversaries of the December 16, 2021 grant date.

Name	Stock Options	Restricted Stock Units
Glenn P. Sblendorio	252,000 (1)	126,000
Pravin U. Dugel	100,000	50,000
David F. Carroll	70,000	35,000
Christopher P. Simms	50,000	25,000
Anthony S. Gibney	—	—

(1)In addition to time-based vesting, these awards will not vest and become exercisable unless, for a period of twenty consecutive trading days, the average closing sale price of our common stock equals or exceeds 125% of the per share exercise price of the options.
Annual equity plan burn rate, calculated as the total amount of share-based awards made during the year as compared to our total shares outstanding, is a useful metric in measuring the overall dilution to our stockholders on account of our equity compensation programs. Our equity incentive plan burn rate in 2021 was approximately 3.9%, which is below standard industry guidelines for this measurement.
Additional Compensation Policies and Practices
Limits on Hedging and Pledging
As part of our insider trading policy, all employees, including executive officers, and members of our board of directors are prohibited from engaging in certain types of hedging transactions involving our securities, specifically short sales, including short sales “against the box,” and purchases or sales of puts, calls or other derivative securities that are designed to hedge or offset and decrease the market value of our securities. Our insider trading policy also prohibits certain types of pledges of our securities by all employees, including executive officers, and members of our board of directors, specifically purchases of our securities on margin, borrowing against our securities held in a margin account or pledging our securities as collateral for a loan, with an exception for pledges of our securities as collateral for a loan only after certain prerequisites are met and only with the pre‑approval of our chief financial officer or general counsel.
Stock Retention and Ownership Guidelines
In March 2017, our board of directors adopted stock retention and ownership guidelines applicable to our executive officers and directors. The following table sets forth the ownership guidelines for each of our executives and directors.

Position	Ownership Guideline
Chief executive officer and executive chairman	3x base salary
Other named executive officers	1x base salary
Non-employee directors	3x annual cash retainer
Individuals serving as of the date of initial adoption of the guidelines are expected to meet these ownership guidelines by January 1, 2023 in the case of our chief executive officer, executive chairman and non‑employee directors or January 1, 2025 in the case of our other executive officers. Newly hired and newly promoted executive officers and newly elected directors are expected to meet these ownership guidelines within five years in the case of a new chief executive officer, new executive chairman or new non‑employee director, or seven years in the case of other executive officers, in each case, measured from the date of hire, promotion or initial election. An executive officer who experiences an increase in base salary or a non-employee director who experiences an increase in annual cash retainer will have two years from the time of the increase to acquire any additional shares needed to meet the ownership guidelines.
Vested stock options are included (and deemed to be held by the covered person) for purposes of determining satisfaction of the ownership guidelines based on 70% of their net value. Unvested restricted stock units subject to only time-based vesting criteria, and any restricted stock units a covered person has elected to defer settlement of pursuant to the arrangements described below under "Nonqualified Deferred Compensation Plan and RSU Deferral Option," are included (and deemed to be held by the covered person) for purposes of determining satisfaction of the ownership guidelines based on 70% of their value. Stock options that have not yet vested based on time-based vesting or performance‑based vesting conditions that have not been satisfied are not included for purposes of determining satisfaction of the ownership guidelines.
If an executive officer or director does not satisfy the ownership guideline following the conclusion of the phase‑in period, then the individual is expected to retain all shares of common stock (vested or unvested) held by such person as of the end of the phase-in period, and at least 75% of the net after‑tax shares of common stock acquired after such time, until the individual satisfies the ownership guideline.
In addition, until an individual satisfies the ownership guidelines, we expect that each executive officer and director will retain at least 50% of the net after‑tax shares received upon the exercise or vesting of any equity award for a period of at least one year from the vesting date. If an individual satisfies the ownership guidelines, then our expectation regarding share retention will no longer be applicable for the following year and the individual may dispose of shares in an amount that would allow such person to remain in compliance with the ownership guidelines.
Clawback Policy
Also in March 2017, our board of directors adopted a clawback policy. The clawback policy applies to all incentive‑based compensation granted after the policy’s adoption, including cash and equity incentive awards. The policy provides that if both:
•an accounting restatement is required due to our material noncompliance with any financial reporting requirement under the U.S. federal securities laws; and

•the board of directors (or a committee thereof), in its sole discretion, determines that an act or omission of a current or former executive officer contributed to the circumstances requiring the restatement and that such act or omission involved fraud or intentional misconduct then we will use reasonable efforts to recover from such person up to 100% of any incentive‑based compensation awarded during the three‑year period preceding the date on which we are required to prepare such accounting restatement.

Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. Subject to certain transition rules, however, tax legislation enacted in December 2017 eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any one year to each of the specified executive officers that is not covered by the transition rules will not be deductible by us. Our board of directors reviews the potential effect of Section 162(m) periodically and reserves the right to use its business judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the board of directors believes that compensation is appropriate and in the best interests of the company and our stockholders, after taking into consideration changing business conditions and performance of our employees.

We account for equity compensation paid to our employees in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or ASC 718, which requires us to measure and recognize compensation expense in our financial statements for all stock‑based payments based on an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued.
Severance and Change in Control Benefits
Pursuant to employment letter agreements we have with our NEOs, our NEOs are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. Please refer to “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. We have provided estimates of the value of the severance payments and other benefits that would have been made or provided to our NEOs under various termination circumstances under the caption “Potential Payments Upon Termination or Change in Control” below.
We believe that providing these benefits helps us compete for executive talent. After reviewing the practices of companies in our peer group, we believe that our severance and change in control benefits are generally in line with severance packages offered to executives at these companies.
We have structured our change in control benefits as “double trigger” benefits. In other words, the change in control does not itself trigger benefits. Rather, benefits are paid only if the NEO’s employment is terminated during a specified period after the change in control. We believe that a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to NEOs in the event of a friendly change in control in which their employment is not threatened, while still providing them appropriate incentives to cooperate in negotiating and executing any change in control transaction in which they believe they may lose their jobs.
    Benefits and Other Compensation
We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad‑based benefits that are provided to all employees, including medical, dental and vision insurance, group life insurance, accidental death and dismemberment insurance, long‑ and short‑term disability insurance, and a 401(k) retirement plan. We also offer an employee stock purchase plan, the details of which are described in the “Additional Narrative Disclosure” section of this proxy statement. All of our executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. In addition, our compensation talent and strategy committee and board of directors has adopted for implementation beginning in 2021 a non-qualified deferred compensation plan, in which a select group of highly compensated employees (within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or ERISA), including our NEOs, and members of our board of directors may participate. This same group of employees and directors is also eligible to defer settlement of future RSU awards. The compensation and talent strategy committee in its discretion may revise, amend or add to an NEO’s benefits and perquisites if it deems it advisable.
In particular circumstances, we may agree to reimburse an executive officer for certain expenses, such as commuting or travel expenses, or provide corporate housing as an additional incentive to join us in a position where there is high market demand. Whether such expenses are covered and the amount of the reimbursement is determined on a case‑by‑case basis under the specific hiring circumstances.

    401(k) Retirement Plan
We maintain a 401(k) retirement plan that is intended to be a tax‑qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) retirement plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, and have the amount of the reduction contributed to the 401(k) plan. During 2021, for the first $200,000 of an employee’s eligible compensation, we matched 100% of the employee’s contributions up to the first 4% of eligible compensation, and 50% of contributions up to the next 2% of eligible compensation, subject to a maximum match of $10,000 for each employee. We expect to continue this matching program in the future.

Non-qualified Deferred Compensation Plan and RSU Deferral Option
Beginning with 2021, we implemented a Nonqualified Deferred Compensation Plan, or NQDC Plan, in which a select group of highly compensated employees (within the meaning of ERISA), including our NEOs, and members of our board of directors may participate. Under the NQDC Plan, employee participants may defer up to 80% of their base salary and any qualifying bonus compensation and director participants may defer up to 100% of any cash compensation for service on our board or its committees. The participants elect the period of deferral (subject to the conditions described below), but they must generally make their deferral elections, in accordance with the terms of the NQDC Plan, before the beginning of the year when the compensation to be deferred is earned. Deferral elections are irrevocable (absent an "unforeseen emergency" within the meaning of Section 409A of the Code, or Section 409A).

A participant’s compensation deferrals will be credited or debited with notional investment gains and losses equal to the experience of selected hypothetical investment funds offered under the NQDC Plan and elected by the participant. The administrator of the NQDC Plan has the discretion to establish rules and procedures for participants to change their investment decisions.
A participant may elect to receive his or her deferred compensation and earnings thereon either (a) at a specified point of time after a minimum of a two-year deferral period, following which the deferred compensation can be received as a lump sum or in annual installments over a period of up to five years, or (b) after a separation from service, following which the deferred compensation can be received as a lump sum or in annual installments over a period of up to ten years. A participant may also elect to receive deferred compensation and earnings thereon upon the occurrence of other qualifying distribution events, including disability or death, a change of control of the company, or an "unforeseen emergency," following any of which the deferred compensation can be received as a lump sum.
Our board of directors has appointed our compensation and talent strategy committee to administer the NQDC Plan, including selecting the employees who may participate and interpreting the plan and adjudicating any claims.
The same group of employees eligible to participate in the NQDC Plan and members of our board of directors may also elect to defer settlement of restricted stock unit awards. Deferrals must be made before the beginning of the year in which the award is granted. Deferred awards, to the extent vested, will be settled upon the occurrence of a change in control event (as defined in our 2013 Stock Incentive Plan, provided such event is also a change in control event within the meaning of Section 409A of the Code) or, depending on the individual’s election, may be settled on an electing employee's or director's earlier separation from service, disability, death, "unforeseen emergency" (each, within the meaning of Section 409A of the Code) or any anniversary of the date of grant of the award (which may not be earlier than the 4th anniversary of the date of grant for electing employees or the 2nd anniversary of the date of grant in the case of electing directors).
Rule 10b5‑1 Sales Plans
Some of our employees, including our NEOs, and directors have adopted in the past or may in the future adopt written plans, known as Rule 10b5‑1 plans, pursuant to which an individual employee or director contracts with a broker to buy or sell shares of our common stock on such individual’s behalf. Purchases or sales are typically made under such a plan periodically or over time based on factors determined at the time the individual adopts the plan. Rule 10b5-1 plans may only be adopted when the individual employee or director is not in possession of material, nonpublic information and only in accordance with our insider trading policy. An individual employee or director may also amend or terminate any such plan if he or she is not in possession of material, nonpublic information and otherwise in accordance with our insider trading policy. In addition, individual employees, including our NEOs, and directors may buy or sell shares outside of a Rule 10b5‑1 plan when they are not in possession of material, nonpublic information and otherwise in accordance with our insider trading policy.

As previously disclosed, Mr. Sblendorio, our chief executive officer, entered into a Rule 10b5-1 trading plan in November 2021. Mr. Sblendorio’s trading plan provides for the potential sale between December 21, 2021 and December 21, 2022 of up to 100,000 shares of our common stock and up to 125,000 shares of common stock issuable upon the exercise of vested stock options, which, prior to initiation of trading in December 2021, represented in the aggregate approximately 9.3% of Mr. Sblendorio’s combined holdings in our common stock, inclusive of Mr. Sblendorio’s shares of common stock and vested and unvested equity awards. Subsequent to entering into this plan, and as disclosed on a Form 4 filed with the Securities and Exchange Commission, or SEC, in December 2021 Mr. Sblendorio gifted 60,000 shares of our common stock to trusts for the benefit of his immediate family members. Mr. Sblendorio’s trading plan includes a clause providing that the broker administering the plan will use reasonable efforts to limit sales under the plan to no more than 5% of the trading volume for our common stock on the date of a sale. In addition, trading will be suspended under Mr. Sblendorio's trading plan for a period prior to and following the anticipated availability of topline data from the GATHER2 clinical trial. As of March 29, 2022, the date immediately preceding the date of this proxy statement, Mr. Sblendorio had sold 81,631 shares of our common stock following the exercise of vested stock options under the trading plan. The remaining 143,369 shares subject to the trading plan as of such date, represented approximately 6.3% of Mr. Sblendorio’s combined holdings in our common stock, inclusive of shares of common stock and vested and unvested equity awards as of such date.

Mr. Sblendorio’s plan is permitted under our insider trading policy and stock retention and ownership guidelines. The foregoing information is being provided on a voluntary basis. Actual transactions completed under Mr. Sblendorio’s plan have been and will continue to be reported from time to time on Forms 4 filed by Mr. Sblendorio with the SEC. Except as may be required by law, we are not undertaking to report modifications, terminations or other activities under Mr. Sblendorio’s plan or the adoption, modification, termination or other activities under any future Rule 10b5-1 trading plans established by Mr. Sblendorio or any other officers or directors.

Compensation Committee Report
The compensation and talent strategy committee of the board of directors of IVERIC bio, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K with the company's management. Based on such review and discussions, the compensation and talent strategy committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the company's Annual Report on Form 10‑K for the year ended December 31, 2021.
By the compensation and talent strategy committee of the board of directors of IVERIC bio, Inc.

Adrienne L. Graves, Ph.D. Mark Blumenkranz, M.D. Jane P. Henderson Calvin W. Roberts, M.D.

Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to our NEOs during the years ended December 31, 2021, December 31, 2020, and December 31, 2019.

Name and principal position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Glenn P. Sblendorio (4)	2021	665,000	1,868,580	2,817,360	626,760	10,000	5,987,700
Chief executive officer	2020	640,000	1,099,725	1,720,791	582,400	26,500	4,069,416
	2019	598,558	495,900	803,700	467,190	96,800	2,462,148

Pravin U. Dugel (5)	2021	530,000	865,183	1,412,729	386,900	10,000	3,204,812
President	2020	375,750	1,107,700	1,403,164	321,750	8,000	3,216,364

David F. Carroll	2021	425,810	519,050	847,253	277,840	10,000	2,079,953
Senior vice president, chief financial officer and treasurer	2020	397,950	431,250	685,114	227,630	8,000	1,749,944
	2019	390,150	548,100	309,615	179,470	8,000	1,435,335

Anthony S. Gibney (6)	2021	72,346	2,743,960	2,474,022	—	—	5,290,328
Executive vice president, chief business and strategy officer

Christopher P. Simms (7)	2021	180,083	1,148,350	1,716,520	230,000	6,052	3,281,005
Senior vice president and chief commercial officer

(1)    The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of share-based compensation granted during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, or ASC, Topic 718. See Note 2 to our audited financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on February 24, 2022, regarding assumptions underlying the valuation of equity awards.
(2)    The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent awards to our NEOs under our short-term cash incentive program. Mr. Gibney was not eligible for a short-term cash incentive award in 2021 because of his December 2021 start date.
(3)    The compensation included in the “All Other Compensation” column includes the following:
•for 2021, matching contributions that we made under our 401(k) plan, which was $10,000 for Mr. Sblendorio, $10,000 for Dr. Dugel, $10,000 for Mr. Carroll, $6,052 for Mr. Simms and $0 for Mr. Gibney;
•for 2020, matching contributions that we made under our 401(k) plan, which was $8,000 for Mr. Sblendorio, $8,000 for Dr. Dugel and $8,000 for Mr. Carroll, and housing payments of $18,500 for Mr. Sblendorio; and
•for 2019, matching contributions that we made under our 401(k) plan, which was $8,000 for Mr. Sblendorio and $8,000 for Mr. Carroll, and housing payments of $88,800 for Mr. Sblendorio.
(4)    In 2019, Mr. Sblendorio elected to reduce his base salary by $26,442 to account for eleven days that he took during 2019 beyond the standard allotment of vacation days for employees. Mr. Sblendorio also serves as a member of our board of directors but did not receive any additional compensation for his service as a director in 2019, 2020 or 2021.
(5)    The "Stock Awards" and "Option Awards" for Dr. Dugel reflect both the equity awards granted to him upon his joining the company in March 2020 and the equity awards that were granted to all NEOs in December 2020.
(6)    The "Stock Awards" and "Option Awards" for Mr. Gibney reflect the equity awards granted to him upon his joining the company in December 2021.
(7)    The "Stock Awards" and "Option Awards" for Mr. Simms reflect the equity awards granted to him upon his joining the company in August 2021 and the equity awards that were granted to all NEOs (other than Mr. Gibney) in December 2021.
CEO Pay Ratio
    The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our chief executive officer, or CEO, to the annual total compensation of the median of all our employees, excluding the CEO.

    Given our company's stage of development, we believe it is important to re-identify the median employee each year as our employee population grows and evolves. To identify the median employee, other than our CEO, we calculated total gross wages actually paid to employees for 2021, from our payroll records. This calculation was performed for 88 individuals, excluding Mr. Sblendorio, who were employed by us on December 31, 2021. To calculate the pay ratio, we then calculated the annual total compensation for the median employee and compared this amount to the annual total compensation for Mr. Sblendorio, as described in the following paragraph. This methodology is the same methodology we used to identify the median employee and calculate the pay ratio for the year ended December 31, 2020.

    During 2021, the principal executive officer of our company was our chief executive officer, Mr. Glenn P. Sblendorio. For 2021, the annual total compensation for Mr. Sblendorio, as reported in the Summary Compensation Table, was $5,987,700, and the annual total compensation for our median employee, determined on the same basis, was $246,224, resulting in a pay ratio of approximately 24.3 to 1.

    The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Grants of Plan-Based Awards Table
The following table sets forth information regarding grants of plan-based awards to our NEOs during 2021.

Name	Grant Date	Target Payouts Under Non-Equity Incentive Plan Awards ($)(1)	Actual Payouts Under Non-Equity Incentive Plan Awards ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/ share)(2)	Grant Date Fair Value of Stock and Options Awards($)(3)
Glenn P. Sblendorio	—	432,250	626,760	—		—		—	—
	12/16/2021	—	—	126,000		—		—	1,868,580
	12/16/2021	—	—	—		252,000	(4)	14.83	2,817,360

Pravin U. Dugel	—	265,000	386,900	—		—		—	—
	5/3/2021	—	—	17,250	(5)	—		—	123,683
	12/16/2021	—	—	50,000		—		—	741,500
	5/3/2021	—	—	—		35,000	(5)	7.17	202,368
	12/16/2021	—	—	—		100,000		14.83	1,210,361

David F. Carroll		191,615	277,840	—		—		—	—
	12/16/2021	—	—	35,000		—		—	519,050
	12/16/2021	—	—	—		70,000		14.83	847,253

Anthony S. Gibney (3)	—	—	—	—		—		—	—
	12/13/2021	—	—	100,000	(6)	—		—	1,516,000
	12/13/2021	—	—	75,000	(6)(7)	—		—	1,137,000
	12/13/2021	—	—	6,000	(6)	—		—	90,960
	12/13/2021	—	—			200,000	(6)	15.16	2,474,022

Christopher Simms	—	81,037	230,000	—		—		—	—
	8/2/2021	—	—	75,000	(6)	—		—	648,000
	8/2/2021	—	—	15,000	(6)	—		—	129,600
	12/16/2021	—	—	25,000		—		—	370,750
	8/2/2021	—	—	—		160,000	(6)	8.64	1,111,340
	12/16/2021	—	—	—		50,000		14.83	605,181
(1)    Represents the target payout levels under our short-term cash incentive program. Target payouts for Mr. Sblendorio, Dr. Dugel, Mr. Carroll, and Mr. Simms represented 65%, 50%, 45% and 45% of base salary in 2021, respectively. Mr. Gibney was not eligible for a short-term cash incentive award in 2021 because of his December 2021 start date. As discussed above under “Compensation Discussion and Analysis—2021 NEO Compensation Determinations—2021 Short-Term Cash Incentive Awards—2021 Corporate Goals,” the actual payout to each NEO was more than the target award amount. The short-term cash incentive program did not have threshold payout levels, as the determination of the level of achievement of corporate objectives was subjective and subject to the discretion of our compensation and talent strategy committee and board of directors. Additional information regarding the design of our short-term cash incentive program, including a description of the corporate objectives applicable to 2021 awards, is described above in “Compensation Discussion and Analysis—2021 NEO Compensation Determinations—2021 Short-Term Cash Incentive Awards.”
(2)    The exercise price per share of each option award is equal to the closing market price of our common stock on the date of grant. Subject to any additional performance-based vesting requirements described below, each of the option awards vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date.

(3)    The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of stock and option awards calculated in accordance with ASC 718.
(4)    These option awards granted to Mr. Sblendorio were, in addition to being subject to the traditional time-based vesting that we typically use for our other long-term equity awards and which is described in Note 2 above, subject to performance-based vesting. The performance-based vesting condition provides that these awards would not vest and become exercisable unless, for a period of twenty consecutive trading days, the average closing sale price of our common stock equaled or exceeded 125% of the per share exercise price of the options. As with other stock options granted under our stock incentive plan, these stock options have a ten-year term.
(5)    These stock and option awards were issued in connection with Dr. Dugel's promotion to president in May 2021.
(6)    These stock and option awards were issued under our 2019 Inducement Stock Incentive Plan.
(7)    These stock awards granted to Mr. Gibney vest based on achievement of certain performance milestones.

Outstanding Equity Awards as of December 31, 2021
The following table sets forth information regarding outstanding stock options and restricted stock unit awards held by our NEOs as of December 31, 2021:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Glenn P. Sblendorio	11,084	—	(1)	13.22	7/8/2023	—		—
	6,949	—	(1)	33.27	10/23/2023	—		—
	15,000	—	(1)	37.00	5/20/2024	—		—
	7,000	—	(1)	48.30	6/1/2025	—		—
	150,000	—		44.90	3/31/2026	—		—
	260,000	—		4.52	1/29/2027	—		—
	390,623	—		2.94	12/18/2027	—		—
	87,625	45,875	(2)	1.45	12/11/2028	—		—
	95,000	95,000	(3)	5.22	12/8/2029	—		—
	73,288	219,862	(4)	7.50	12/17/2030	—		—
	—	252,000	(5)	14.83	12/16/2031	—		—
	—	—		—	—	22,950	(6)	383,724
	—	—		—	—	47,500	(7)	794,200
	—	—		—	—	109,972	(8)	1,838,732
	—	—		—	—	126,000	(9)	2,106,720
Pravin U. Dugel	8,474	—	(10)	10.03	12/29/2022	—		—
	125,000	175,000	(11)	3.16	3/31/2030	—		—
	27,500	82,500	(12)	7.50	12/17/2030	—		—
	—	35,000	(13)	7.17	5/2/2031	—		—
	—	100,000	(14)	14.83	12/16/2031	—		—
	—	—		—	—	150,000	(15)	2,508,000
	—	—		—	—	41,250	(8)	689,700
	—	—		—	—	17,250	(16)	288,420
	—	—		—	—	50,000	(9)	836,000
David F. Carroll	55,000	—		52.71	6/30/2026	—		—
	38,000	—		4.50	1/23/2027	—		—
	63,500	—		2.81	4/23/2027	—		—
	150,000	—		2.94	12/18/2027	—		—
	75,000	25,000	(2)	1.45	12/11/2028	—		—
	37,500	37,500	(3)	5.22	12/8/2029	—		—
	28,750	86,250	(12)	7.50	12/17/2030	—		—
	—	70,000	(14)	14.83	12/16/2031	—		—
	—	—		—	—	12,500	(6)	209,000
	—	—		—	—	20,000	(7)	334,400
	—	—		—	—	43,125	(8)	721,050
	—	—		—	—	35,000	(9)	585,200
Anthony S. Gibney	—	200,000	(14)	15.16	12/12/2031	—		—
	—	—		—	—	6,000	(6)	100,320
	—	—		—	—	100,000	(17)	1,672,000
	—	—		—	—	75,000	(18)	1,254,000
Christopher P. Simms	—	160,000	(19)	8.64	8/1/2031	—		—
	—	50,000	(14)	14.83	12/16/2031	—		—
	—	—		—	—	15,000	(20)	250,800
	—	—		—	—	75,000	(21)	1,254,000
	—	—		—	—	25,000	(9)	418,000

(1)    These options were granted in 2013, 2014 and 2015 in connection with Mr. Sblendorio’s service on our board of directors and are fully vested.
(2)    The unvested shares vest monthly in approximately equal amounts through December 2022.
(3)    The unvested shares vest monthly in approximately equal amounts through December 2023.
(4)    These options are subject to both performance and time-based vesting. For information about the performance-based vesting, see Note 4 in Grants of Plan-Based Awards Table. For time-based vesting, the remaining unvested shares vest monthly in approximately equal amounts through December 2024.
(5)    These options are subject to both performance and time-based vesting. For information about the performance-based vesting, see Note 4 in Grants of Plan-Based Awards Table. For time-based vesting, the unvested shares vest over four years, with 25% vesting in December 2022 and the remaining unvested shares vesting monthly in approximately equal amounts through December 2025.
(6)    These restricted stock units vest in December 2022.
(7)    These restricted stock units vest in annual increments, with the remaining vesting events occurring in December 2022 and December 2023.
(8)    These restricted stock units vest in annual increments, with the remaining vesting events occurring in December 2022, December 2023 and December 2024.
(9)    These restricted stock units vest in annual increments in January 2023, January 2024, January 2025 and January 2026.
(10)    These options were granted in 2012 in connection with Dr. Dugel's prior service to us as an independent consultant and are fully vested.
(11)    The unvested shares vest monthly in approximately equal amounts through April 2024.
(12)    The remaining unvested shares vest monthly in approximately equal amounts through December 2024.
(13)    The unvested shares vest over four years, with 25% vesting in May 2022 and the remaining unvested shares vesting monthly in approximately equal amounts through May 2025.
(14)    The unvested shares vest over four years, with 25% vesting in December 2022 and the remaining unvested shares vesting monthly in approximately equal amounts through December 2025.
(15)    These restricted stock units vest in annual increments, with the remaining vesting events occurring in April 2022, April 2023 and April 2024.
(16)    These restricted stock units vest in annual increments in May 2022, May 2023, May 2024 and May 2025.
(17)    These restricted stock units vest in annual increments in December 2022, December 2023, December 2024 and December 2025.
(18)    These restricted stock units vest upon achievement of certain performance milestones.
(19)    The unvested shares vest over four years, with 25% vesting in August 2022 and the remaining unvested shares vesting monthly in approximately equal amounts through August 2025.
(20)    These restricted stock units vest in August 2022.
(21)    These restricted stock units vest in annual increments in August 2022, August 2023, August 2024 and August 2025.

Option Exercises and Stock Vested Table
The following table sets forth information regarding stock options exercised, and vested RSUs received, by our NEOs during 2021.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glenn P. Sblendorio	59,377	(1)	895,160	83,358	1,241,596
Pravin U. Dugel	4,237	(2)	65,157	83,750	664,263
David F. Carroll	—		—	69,375	1,091,381
Anthony S. Gibney (3)	—		—	—	—
Christopher P. Simms (3)	—		—	—	—
(1)    These exercises of option awards were made pursuant to a Rule 10b-5 plan put into place by Mr. Sblendorio in November 2021.
(2)    This exercise of an option award was made by Dr. Dugel in November 2021.
(3)    Neither Mr. Gibney nor Mr. Simms exercised any option awards or received any vested RSUs during 2021.
See “Additional Narrative Disclosure—Amended and Restated 2007 Stock Incentive Plan”, “Additional Narrative Disclosure—2013 Stock Incentive Plan” and "Additional Narrative Disclosure—2019 Inducement Stock Incentive Plan" for a description of our equity incentive plans. See “Outstanding Equity Awards as of December 31, 2021” for information regarding the number of awards outstanding under these plans as of December 31, 2021.
Material Terms of Employment Agreements
We have entered into employment offer letters with each of our executive officers. The employment offer letters do not have a stated term and provide for at-will employment, meaning the executive officer or we may terminate the employment arrangement at any time. The employment offer letters generally establish each executive officer’s title and compensation arrangements, including annual base salary and minimum target amount for short-term cash incentive compensation, as a percentage of annual base salary, as well as eligibility for welfare and other benefit programs and commuting and relocation expense payments. Annual base salaries and minimum target amounts for short-term cash incentive compensation are subject to review and adjustment by our compensation and talent strategy committee and our board of directors, as described above under “Compensation Discussion and Analysis.”
Each of our executive officers is eligible, either directly under his or her agreement or offer letter or through separate agreements with us, to receive certain benefits upon termination of employment under specified conditions, as summarized below under “Potential Payments Upon Termination or Change in Control.” In addition, each of our executive officers is subject to invention assignment, non-disclosure, non-competition and non-solicitation agreements and is party to an indemnification agreement with us.
Dr. Guyer's Transition to Senior Advisor
On April 5, 2021, we announced that Dr. Guyer would be stepping down as our executive chairman and from our board of directors, in each case effective as of the close of business on the date of our 2021 annual meeting, which occurred on May 19, 2021. In connection with Dr. Guyer's departure, we and Dr. Guyer entered into a retirement and consulting agreement, dated April 4, 2021, or the consulting agreement, in order to provide for an orderly transition and to secure Dr. Guyer’s assistance following his departure. During the term of the consulting agreement (which began at the close of business on May 19, 2021 and will end on the second anniversary of such time, or the consulting period), Dr. Guyer will serve as senior advisor, providing consulting services to the company, including assisting with the transition of his duties, assisting our executive team, the board of directors and other senior personnel with respect to certain projects and providing other services commensurate with his prior roles with the company. Dr. Guyer will also attend certain professional conferences on behalf of the company.
During the term of the consulting agreement, Dr. Guyer will receive a consulting fee of $83,333.33 per month and his outstanding equity awards will continue to vest and remain outstanding in accordance with their terms; any remaining unvested service-vesting equity awards will vest in full upon the completion of the consulting period. Pursuant to the terms of the consulting agreement, Dr. Guyer’s performance share unit award granted on June 6, 2016 will only vest if the applicable performance criteria are attained prior to the end of the consulting period (and no acceleration shall apply to such award). Dr. Guyer will also be entitled to reimbursement of certain business expenses incurred in connection with providing the services under the consulting agreement and payment by us of the cost of continued participation in our health and dental plans during the first 18 months of the consulting period. In the event of a change in control of the company (as defined in our 2013 Stock Incentive Plan, as amended) during the consulting period or in the event of Dr. Guyer's death or disability during the consulting period, payment of unpaid consulting payments scheduled to be paid during the consulting period shall become immediately payable and vesting of the equity awards described above will be accelerated upon such occurrence. The consulting agreement also provides for certain updates to Dr. Guyer’s existing Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement with the company, or the restrictive covenant agreement. The consulting period may be terminated by Dr. Guyer upon 30 days' prior written notice or immediately by us upon a violation by Dr. Guyer of the restrictive covenant agreement, subject to certain exceptions. Following any such early termination, Dr. Guyer shall only be entitled to any earned and unpaid consulting payments for periods prior to the effectiveness of such termination and such termination shall be treated as a termination of service for purposes of his outstanding equity awards (and the acceleration described above shall not apply).
Potential Payments Upon Termination or Change in Control
Our stock incentive plans provide for the acceleration of vesting with respect to certain awards upon the termination of employment of any of our employees, including our NEOs, under specified circumstances. In addition, upon execution and effectiveness of a separation agreement and release of claims, each NEO is entitled to severance payments, generally payable in a lump sum, if his or her employment is terminated under specified circumstances.
The severance and change in control benefits available as of December 31, 2021 to each of our NEOs are described below:
In the event that any of our NEO's employment is terminated without "cause" (as such term is defined in the relevant letter agreement between the officer and us) or if the NEO terminates his employment for "good reason" (as such term is defined in the relevant letter agreement between the officer and us) within one year following a change in control event (as such term is defined in our 2013 stock incentive plan), the applicable officer will be entitled to receive an amount equal to 12 months of his base salary (other than Mr. Sblendorio, who will be entitled to receive an amount equal to 24 months of his base salary); his target short-term cash incentive opportunity for the year in which his employment is terminated, without regard for whether the performance goals for such incentive have been met; provided he elects to continue his and his eligible dependents’ participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment (other than Mr. Sblendorio, who will be entitled to receive such coverage for up to 24 months immediately following termination of his employment); and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that any of our NEO's employment is terminated without cause or if the NEO terminates his employment with us for good reason absent a change in control event, he will be entitled to receive an amount equal to 12 months of his base salary (other than Mr. Sblendorio, who will be entitled to receive an amount equal to 18 months of his base salary); a pro-rated portion of his target short-term cash incentive opportunity for the year in which his employment terminates; and provided he elects to continue his and his eligible dependents' participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment (other than Mr. Sblendorio, who will be entitled to receive such coverage for up to 18 months immediately following termination of his employment). These severance benefits are subject to the execution and effectiveness of a separation agreement and release of claims in favor of us and our affiliates.

    The following tables set forth information regarding potential payments that each NEO who was serving as an executive officer as of December 31, 2021 would have received if the NEO’s employment had terminated as of December 31, 2021 under the circumstances set forth below.

	Termination Without Cause or For Good Reason Prior to a Change in Control or more than 12 Months Following a Change in Control
Name	Cash Payment ($)	Value of Benefits ($)
Glenn P. Sblendorio	1,429,750	34,758
Pravin U. Dugel	795,000	33,408
David F. Carroll	617,425	33,408
Anthony S. Gibney	609,000	33,408
Christopher P. Simms	601,750	33,408

	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control
Name	Cash Payment ($)	Value of Stock Options with Accelerated Vesting ($)(1)	Value of Stock Awards with Accelerated Vesting ($)(2)	Value of Benefits ($)
Glenn P. Sblendorio	1,762,250	4,296,419	5,123,376	46,344
Pravin U. Dugel	795,000	3,656,900	4,322,120	33,408
David F. Carroll	617,425	1,740,525	1,849,650	33,408
Anthony S. Gibney	609,000	312,000	3,026,320	33,408
Christopher P. Simms	601,750	1,387,300	1,922,800	33,408

(1)    The value of stock options with accelerated vesting represents the value of unvested stock options, calculated by multiplying the number of shares subject to the accelerated portion of the option by the amount by which $16.72, the closing market price of our common stock on December 31, 2021, exceeds the exercise price of such option.
(2)    The value of restricted stock units with accelerated vesting represents the value of unvested restricted stock units, calculated by multiplying the number of shares subject to the accelerated portion of the restricted stock units by $16.72, the closing market price of our common stock on December 31, 2021.
Additional Narrative Disclosure
See “Compensation Discussion and Analysis—Additional Compensation Practices and Policies—401(k) Retirement Plan” for a discussion of our 401(k) retirement plan available to all employees including our NEOs.
Amended and Restated 2007 Stock Incentive Plan
Our amended and restated 2007 stock incentive plan, referred to as the 2007 plan, was initially adopted by our board of directors and approved by our stockholders in December 2007. Following our initial public offering, we no longer grant awards under the 2007 plan. The 2007 plan provided for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards and other stock-based awards. Our employees, officers, directors, consultants and advisors were eligible to receive awards under our 2007 plan; however, incentive stock options could only be granted to our employees.
The type of award granted under our 2007 plan and the terms of such award are set forth in the applicable award agreement.

Upon the occurrence of a merger or consolidation of the company with or into another entity, as a result of which all of the outstanding shares of our common stock are exchanged for cash, securities or other property or are cancelled, or any exchange of all of the outstanding shares of our common stock for cash, securities or other property pursuant to a share exchange transaction or upon a liquidation or dissolution of the company, our board of directors may take any one or more of the following actions:
•provide that awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);
•upon written notice to a plan participant, provide that the participant’s unexercised awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant within a specified period;
•provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such transaction;
•in the event that, under the terms of the transaction, holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the transaction, make or provide for a cash payment to a plan participant with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award;
•provide that, in connection with a liquidation or dissolution of the company, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); or
•any combination of the foregoing.
Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.
Pursuant to the terms of the 2007 plan, if, on or prior to the first anniversary of a change in control event (as defined in the 2007 plan), the employment of a plan participant is terminated for good reason by the participant or without cause by the company, as such terms are defined in the 2007 plan:
•all unvested options then held by such participant shall immediately become exercisable in full; and
•all restricted stock then held by such participant shall immediately become free from all conditions or restrictions.
Our board of directors may at any time provide that any award will become immediately exercisable in full or in part, free from some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.
2013 Stock Incentive Plan
Our board of directors adopted and our stockholders approved the 2013 stock incentive plan in August 2013. The 2013 stock incentive plan became effective immediately prior to the closing of our initial public offering on September 30, 2013. In June 2015, our board of directors adopted a first amendment to the 2013 stock incentive plan.
The 2013 stock incentive plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock-based awards. The number of shares of our common stock that are reserved for issuance under the 2013 stock incentive plan is the sum of (1) the number of shares (up to 3,362,256 shares) equal to the sum of 739,317, which was the number of shares of our common stock available for issuance under the 2007 plan at the time of the completion of our initial public offering, and the number of shares of our common stock subject to outstanding awards under the 2007 plan that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right plus (2) an annual increase, to be added the first day of each fiscal year, beginning with the fiscal year ending December 31, 2014 and continuing until, and including, the fiscal year ending December 31, 2023, equal to the lowest of 2,542,372 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the fiscal year and an amount determined by our board of directors. Annual increases under the evergreen provisions of the 2013 stock incentive plan have resulted in the addition of an aggregate of approximately 15,624,000 additional shares to the 2013 stock incentive plan, including for 2022, an increase of 2,542,372 shares.
Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2013 stock incentive plan. However, incentive stock options may only be granted to our employees.
Pursuant to the terms of the 2013 stock incentive plan, our compensation and talent strategy committee, pursuant to authority delegated to it by our board of directors, administers the plan and, subject to any limitations in the plan, selects the recipients of awards and determines:
•the number of shares of our common stock covered by options and the dates upon which the options become exercisable;
•the type of options to be granted;
•the duration of options, which may not be in excess of ten years;
•the exercise price of options, which must be at least equal to the fair market value of our common stock on the date of grant; and
•the number of shares of our common stock subject to and the terms of any stock appreciation rights, restricted stock awards, restricted stock units or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, measurement price, issue price and repurchase price (though the measurement price of stock appreciation rights must be at least equal to the fair market value of our common stock on the date of grant and the duration of such awards may not be in excess of ten years).
The compensation and talent strategy committee of our board of directors has also delegated authority to our chief executive officer to grant awards under the 2013 stock incentive plan. Our chief executive officer has the power to make awards to all of our employees, except our officers or any other employee with the title of vice president or above (i.e., senior vice president, executive vice president or president). Our compensation and talent strategy committee has fixed the terms of the awards to be granted by our chief executive officer, including the exercise price of such awards (which will be the fair market value of our common stock on the date of grant), and the maximum number of shares subject to awards that our chief executive officer may make in a single grant to any one person in any calendar year, and the maximum number of shares subject to awards, in the aggregate, in any one year.
Upon a merger or other reorganization event (as defined in our 2013 stock incentive plan), our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2013 stock incentive plan as to some or all outstanding awards other than restricted stock:
•provide that all outstanding awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or successor corporation (or an affiliate thereof);
•upon written notice to a participant, provide that all of the participant’s unvested and/or unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant;
•provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon such reorganization event;
•in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award; and/or
•provide that, in connection with a liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings).
Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.
In the case of certain restricted stock units, no assumption or substitution is permitted, and the restricted stock units will instead be settled in accordance with the terms of the applicable restricted stock unit agreement.
Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding awards of restricted stock will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted or exchanged pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all restrictions and conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the award of restricted stock.
At any time, our board of directors may, in its sole discretion, provide that any award under the 2013 stock incentive plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.
In addition, the 2013 stock incentive plan provides that, notwithstanding the provisions of the plan that may apply upon a reorganization event and except as otherwise provided for in the instrument evidencing an option, award of restricted stock or award of restricted stock units or any other agreement between us and the participant, upon the occurrence of a change in control event (as defined in the 2013 stock incentive plan) each option shall become immediately exercisable and each award of restricted stock and of restricted stock units that vest solely based on the passage of time shall become immediately free from all conditions and restrictions, if, in each case, the employment of the participant holding such award is terminated by us (or our acquirer or successor) without cause (as defined in the 2013 stock incentive plan) or by the participant for good reason (as defined in the 2013 stock incentive plan), on or prior to the first anniversary of the date of the change in control event. Our board of directors may specify in an award at the time of grant the effect of a change in control event on any stock appreciation right, restricted stock unit that includes vesting criteria other than solely the passage of time or other stock-based award.
No award may be granted under the 2013 stock incentive plan on or after August 26, 2023. Our board of directors may amend, suspend or terminate the 2013 stock incentive plan at any time, except that stockholder approval may be required to comply with applicable law or stock market requirements.
2016 Employee Stock Purchase Plan
Our board of directors adopted our 2016 employee stock purchase plan, or ESPP, in April 2016. The ESPP became effective following approval by our stockholders at our 2016 annual meeting in June 2016. The initial offering period under the ESPP began on September 16, 2016.
Eligibility
All employees of the company and any subsidiary of the company designated by our board or a committee appointed by our board are eligible to participate provided that they work twenty hours or more per week and for more than five months in a calendar year, are employees for at least one month prior to enrolling in the ESPP and are employees on the first day of the applicable offering period. In addition, no employee can be granted an option under the ESPP that would result in the employee owning shares and/or options to purchase shares representing five percent or more of the total combined voting power or value of all classes of our outstanding capital stock. The company retains the discretion to determine which eligible employees may participate in any offering under the ESPP pursuant to and consistent with the Treasury Regulations issued under Section 423 of the Code.
ESPP Operation
The ESPP permits eligible employees to purchase shares of our common stock at a discount. Eligible employees may elect to participate by completing an enrollment form, timely filing it with our payroll office and authorizing after-tax payroll deductions from their pay. Participants can elect to contribute up to 20 percent (in whole percentages only) of their compensation (as defined in the ESPP) received on each pay day during the offering period. The board or a committee appointed by our board may, at its discretion, designate a lower maximum contribution rate, and the minimum payroll deduction is such percentage of compensation as may be established by the board or a committee appointed by our board from time to time.
The ESPP is implemented through consecutive six-month offering periods. The ESPP provides that such offering periods will commence on the first business day on or after September 16 and March 16 of each year. Our board or a committee appointed by our board may, in its discretion, choose a different offering period of not more than 12 months and/or choose a different commencement date for offerings under the ESPP.
On the first day of each offering period, each employee who is enrolled in the ESPP will automatically receive an option to purchase, on the last business day of the offering period, up to that number of shares of our common stock determined by multiplying $2,083 by the number of full months in the offering period and dividing the result by the closing price of our common stock on the first day of the offering period, or such lesser number of shares set by the board or a committee appointed by our board. However, no eligible employee may be granted an option under the ESPP that permits the employee’s rights to purchase shares of our common stock under the ESPP to accrue at a rate that exceeds $25,000 of the fair market value (based on the value of the stock on the first day of the offering period) of our common stock in any given calendar year in which such option is outstanding at any time.
Unless an employee withdraws from the ESPP, the employee’s option will be exercised automatically on the last business day of the offering period for the largest number of whole shares subject to the employee’s option that can be purchased with the deductions accumulated as of the last business day of the offering period. An option shall expire on the last business day of the applicable offering period and any balance remaining in an employee’s payroll deduction account at the end of an offering period will be automatically refunded to the employee.
The board or a committee appointed by our board will determine the purchase price of shares subject to an option granted under the ESPP for each offering period, including whether the purchase price will be determined based on the lesser of the closing price of our common stock on (i) the first business day of the offering period or (ii) the last business day of the offering period, or whether it will be based solely on the closing price of our common stock on the last business day of the offering period, provided that, in all events, the purchase price will be at least 85% of the applicable closing price. In the absence of a determination by the board or a committee appointed by our board, the ESPP provides that the purchase price of shares subject to an option granted under the ESPP in any given offering period will be 85% of the closing price of a share of our common stock on the first business day of the offering period or the last business day of the offering period, whichever is lower. If the total number of shares of common stock with respect to which options are to be exercised exceeds the number of shares remaining available for issuance under the ESPP, we will only issue to participants in that offering that number of shares remaining available for issuance on a pro-rata basis.
All payroll deductions received or held by the company under the ESPP may be used by us for any corporate purpose, and we will not be obligated to segregate such payroll deductions. No interest will accrue on the payroll deductions (except as our board or a committee appointed by our board may otherwise provide).
An employee’s payroll deduction elections remain in effect for successive offering periods unless changed by the employee. An employee may decrease or discontinue his or her payroll deduction only once during an offering period, by timely filing a new payroll deduction authorization form. However, an employee may not increase his or her payroll deduction during an offering period. If an employee elects to discontinue his or her payroll deductions during an offering period but does not elect to withdraw his or her funds from the ESPP, funds deducted prior to his or her election to discontinue will be applied to the purchase of common stock on the last day of the offering period in which the funds were deducted. An employee may, for any reason, withdraw from participation in an offering at any time prior to the close of business on the twentieth business day before the end of the offering period. If an employee withdraws from participation in an offering, any amounts contributed to the ESPP by the employee will be refunded promptly without interest and the employee’s option granted for such offering period will automatically terminate. Any employee who withdraws from participating in an offering period may not begin participation again during the remainder of the offering period during which he or she withdrew his or her account balance. However, an employee’s withdrawal from an offering period will not have any effect upon his or her eligibility to participate in subsequent offering periods in accordance with terms and conditions established by the board or a committee appointed by the board.
The value of the common stock purchased will vary based on the fair market value of our common stock on the last day of each offering period. Accordingly, the dollar value and the number of shares that may be purchased in the future pursuant to the ESPP are not currently determinable.
We are required to make equitable adjustments, to the extent determined by our board or a committee appointed by our board, to the number and class of securities available under the ESPP, the share limitations under the ESPP and the purchase price for an offering period under the ESPP to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or events or any dividends or distributions to holders of our common stock other than ordinary cash dividends.
In connection with a merger or other reorganization event (as defined in the ESPP), our board or a committee appointed by our board may take any one or more of the following actions as to outstanding options to purchase shares of our common stock under the ESPP on such terms as our board or committee appointed by our board determines:
•provide that options will be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);
•upon written notice to employees, provide that all outstanding options will be terminated immediately prior to the consummation of the reorganization event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by our board or committee appointed by our board in such notice, which date will not be less than ten (10) days preceding the effective date of the reorganization event;
•upon written notice to employees, provide that all outstanding options will be cancelled as of a date prior to the effective date of the reorganization event and that all accumulated payroll deductions will be returned to participating employees on such date;
•in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, change the last day of the offering period to be the date of the consummation of the reorganization event and make or provide for a cash payment to each employee equal to (1) the cash payment for each share surrendered in the reorganization event times the number of shares of our common stock that the employee’s accumulated payroll deductions as of immediately prior to the reorganization event could purchase at the applicable purchase price, where the cash payment for each share surrendered in the reorganization event is treated as the fair market value of our common stock on the last day of the applicable offering period for purposes of determining the purchase price and where the number of shares that could be purchased is subject to the applicable limitations under the ESPP, minus (2) the result of multiplying such number of shares by the purchase price; and/or
•provide that, in connection with our liquidation or dissolution, options will convert into the right to receive liquidation proceeds (net of the purchase price thereof).
Administration
Pursuant to the terms of the ESPP and authority delegated to it by our board of directors, our compensation and talent strategy committee administers the ESPP and, subject to limitations in the ESPP, has authority to make rules and regulations for the administration of the ESPP and its interpretation and any decisions with regard thereto are final and conclusive.
Our board has the ability to change offering periods (including the commencement dates and length thereof) with respect to future offerings without stockholder approval. Our board may, at any time, and from time to time, amend or suspend the ESPP or any portion of the ESPP. However, the ESPP may not be amended in any way that will cause rights issued under the ESPP to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, including stockholder approval if required. The ESPP may be terminated at any time by the board. Upon termination of the ESPP all amounts in the accounts of participants will be promptly refunded.
Our board may allow employees who are citizens or residents of foreign jurisdictions to participate in an offering period or establish sub-plans for the benefit of such foreign employees to the extent such actions are in compliance with Section 423 of the Code.
2019 Inducement Stock Incentive Plan
    Our board of directors adopted our 2019 inducement stock incentive plan, or the Inducement Plan, in October 2019, initially reserving 1,000,000 shares for issuance under the Inducement Plan. The Inducement Plan was established and intended to be administered in accordance with Nasdaq Stock Market rules and stockholder approval was not required. In March 2020, February 2021, September 2021 and December 2021, our board of directors adopted amendments to the Inducement Plan to increase the number of shares reserved for issuance under the Inducement Plan by 1,000,000 shares, 600,000 shares, 1,000,000 shares and 1,000,000 shares, respectively.
Purpose and Eligibility
    The Inducement Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to attract, retain and motivate persons who are expected to make important contributions to us with inducement material for such persons to enter into employment with us. An aggregate of 4,600,000 shares of our common stock have been reserved for issuance of awards under the Inducement Plan.
    Awards can be granted under the Inducement Plan only to persons who have not previously been an employee or director of ours or are commencing employment with us following a bona fide period of non-employment, in either case as an inducement material to the individual’s entering into employment with us and in accordance with Nasdaq Stock Market Rule 5635(c)(4). Neither consultants nor advisors are eligible to participate in the Inducement Plan.
Administration
    Pursuant to the terms of the Inducement Plan, our compensation and talent strategy committee, pursuant to authority delegated to it by our board of directors, administers the plan, and subject to any limitations in the plan and applicable Nasdaq rules, approves each grant of an award under the Inducement Plan. Promptly following the grant of an award under the Inducement Plan, we disclose in a press release the material terms of the grant in accordance with Nasdaq listing rules.
    Upon a reorganization event (as defined in the Inducement Plan), our board of directors may take one or more of the following actions as to all or any of the outstanding awards, other than restricted stock, on such terms as the board may determine:
•provide that the awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate of the acquiring or succeeding corporation);

•provide by written notice that all of the unvested and/or unexercised awards will terminate immediately prior to the consummation of the reorganization event unless the recipient exercises them (to the extent they can then be exercised) within a specified period following the date of the notice;

•provide that the outstanding awards will become exercisable, realizable, or deliverable, or that any restriction applicable to the awards will lapse, in whole or in part, prior to or upon the reorganization event;

•if the terms of the reorganization event provide that the holders of our common stock will receive a cash payment for each share of our common stock surrendered in the reorganization event, provide that the outstanding awards will terminate upon consummation of the reorganization event and that the recipient will receive, in exchange for the award, a cash payment equal to the amount, if any, by which the cash payment with respect to each share of our common stock in the reorganization event multiplied by the number of shares of our common stock subject to the vested portion of the outstanding awards (after giving effect to any acceleration of vesting that occurs upon or immediately prior to the reorganization event) exceeds the aggregate exercise, measurement or purchase price of the awards and any applicable tax withholding;

•provide, in the event of our liquidation or dissolution, that the awards will convert into the right to receive liquidation proceeds (if applicable, net of any exercise, measurement, or purchase price thereof and any applicable tax withholding); or

•any combination of the foregoing alternatives.

In taking any of the foregoing actions, our board is not obligated to treat all awards, or all awards of the same type, identically.
    The Inducement Plan provides that, notwithstanding the provisions above relating to reorganization events and except to the extent specifically provided to the contrary in an award agreement or any other agreement between the recipient and us, if a recipient's employment with us or our acquiring or succeeding corporation is terminated by the recipient for “good reason” or by us or the acquiring or succeeding corporation without “cause” on or prior to the first anniversary of the consummation of a "change in control event" (each term as defined in the Inducement Plan), any option awards will become immediately exercisable in full, and each award of restricted stock and of restricted stock units that vest solely based on the passage of time will immediately become free from all conditions or restrictions. Our board may specify in an award at the time of grant the effect of a change in control event on a stock appreciation right, restricted stock unit that includes vesting criteria other than solely the passage of time, or other stock-based award.

Our board may amend, suspend or terminate the Inducement Plan or any portion of the Inducement Plan at any time, provided that, no amendment that would require stockholder approval under the rules of the Nasdaq Stock Market may be effective unless and until such amendment has been approved by our stockholders.
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides certain information as of December 31, 2021, with respect to all of our equity compensation plans in effect on that date:
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($/share) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (2)	10,060,652	$11.35	1,921,377
Equity compensation plans not approved by security holders (3)	3,047,100	$9.48	1,372,400
Total	13,107,752	$10.94	3,293,777
(1)    Restricted stock unit awards issued under our equity compensation plans do not require payment by the recipient at the time of vesting. As such, the weighted-average exercise price does not take these awards into account.

(2)    Includes our amended and restated 2007 stock incentive plan, 2013 stock incentive plan and 2016 employee stock purchase plan. As described above under “Additional Narrative Disclosure—2013 Stock Incentive Plan”, the 2013 stock incentive plan includes provisions for an annual increase, to be added the first day of each fiscal year, beginning with the fiscal year ending December 31, 2014 and continuing until, and including, the fiscal year ending December 31, 2023, with such annual increase to be equal to the lowest of 2,542,372 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the fiscal year and an amount determined by our board of directors. This table does not include the additional 2,542,372 shares available for issuance under the 2013 stock incentive plan as of January 1, 2022.
(3)    Includes stock option and restricted stock unit awards made pursuant to the Inducement Plan. Our board of directors adopted the Inducement Plan in October 2019, initially reserving 1,000,000 shares for issuance under the Inducement Plan. In March 2020, February 2021, September 2021 and December 2021, our board of directors adopted amendments to the Inducement Plan to increase the number of shares reserved for issuance under the Inducement Plan by 1,000,000 shares, 600,000 shares, 1,000,000 shares and 1,000,000 shares, respectively. See "Additional Narrative Disclosure—2019 Inducement Stock Incentive Plan" for more information.
Risk Considerations in Our Compensation Program
Our compensation and talent strategy committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
We believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for excessive risks caused by the actions of our executives:
•establishment of corporate goals for our short-term cash incentive program and individual goals for our executive officers that are consistent with our annual operating and strategic plans, which are designed to achieve what we believe to be an appropriate risk/reward balance, and which we do not believe require excessive risk taking to achieve;

•the mix between fixed and variable, annual and long‑term and cash and equity compensation is designed to encourage strategies and actions that balance our short‑term and long‑term best interests (for example, our short-term cash incentive program provides an incentive to accomplish short-term objectives while our policy of limiting the maximum payout under the program to 150% of each NEO’s target opportunity provides a cap on the reward for short-term performance, which is designed to focus NEOs on long-term value creation);

•equity awards generally vest over a period of time, which we believe encourages executives to take a long‑term view of our business; and

•our ownership guidelines, which require NEOs to hold equity over a specified time-period and above a certain value, are designed to further align executive interests with the interests of our stockholders.

DIRECTOR COMPENSATION

Summary Compensation Table
The following table sets forth a summary of the compensation earned by our directors for the year ended December 31, 2021, with the exception of Mr. Sblendorio, who does not receive compensation for service on our board of directors and whose compensation is included in the “Summary Compensation Table” included in the “Executive Compensation” section above, and Ms. Miller, who did not join our board until January 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mark S. Blumenkranz, M.D.	65,000	51,150	85,248	—	201,398
Axel Bolte	65,000	51,150	85,248	—	201,398
Adrienne L. Graves, Ph.D.	107,500	51,150	85,248	—	243,898
Jane P. Henderson	100,000	51,150	85,248	—	236,398
Calvin W. Roberts, M.D.	80,000	51,150	85,248	—	216,398
David Guyer, M.D.	—	—	—	831,602	831,602
(1)    Fees earned or paid in cash consist of:
•for Dr. Blumenkranz, $45,000 for serving as a member of our board, $10,000 for serving as a member of our compensation and talent strategy committee, $5,000 for serving as a member of nominating and corporate governance committee and $5,000 for serving as a member of our research and development committee.
•for Mr. Bolte, $45,000 for serving as a member of our board, $10,000 for serving as a member of our audit committee and $10,000 for serving as the chair of our nominating and corporate governance committee;
•for Dr. Graves, $45,000 for serving as a member of our board, $12,500 for serving as our independent lead director until May 2021, $17,500 for serving as chairman of our board since May 2021, $17,500 for serving as the chair of our compensation and talent strategy committee, $5,000 for serving as a member of our research and development committee and $10,000 for serving as a member of our special litigation committee;
•for Ms. Henderson, $45,000 for serving as a member of our board, $20,000 for serving as the chair of our audit committee, $5,000 for serving as a member of our nominating and corporate governance committee, $10,000 for serving as a member of our compensation and talent strategy committee and $20,000 for serving as the chair of our special litigation committee; and
•for Dr. Roberts, $45,000 for serving as a member of our board, $5,000 for serving as a member of our nominating and corporate governance committee, $10,000 for serving as a member of our audit committee, $10,000 for serving as a member of our compensation and talent strategy committee and $10,000 for serving as the chair of our research and development committee.
(2)    The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of share-based compensation awarded during the year computed in accordance with the provisions of ASC Topic 718. See Note 2 to our audited financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on February 24, 2022, regarding assumptions underlying the valuation of equity awards. The awards to all the non-employee directors who received stock or option awards were made in connection with our 2021 annual meeting of stockholders.
(3)    The compensation paid to Dr. Guyer consisted of (i) $248,269 paid to Dr. Guyer in 2021 for his salary as executive chairman of our company until May 2021, and (ii) $583,333 paid to Dr. Guyer in 2021 for his service as senior advisor following his departure from our board of directors in 2021. See "Executive Compensation-Material Terms of Employment Agreements-Dr. Guyer's Transition to Senior Advisor" for a description of Dr. Guyer's consulting arrangement. Dr. Guyer did not receive any additional compensation in 2021 for his service as a member of our board.

Director Compensation Arrangements
The following describes our non-employee director compensation arrangements, which are governed by our Non-Employee Director Compensation Policy. The Non-Employee Director Compensation Policy was adopted by our board of directors in February 2019 and approved by our stockholders at our 2019 annual meeting, and governed all non-employee direction compensation since January 1, 2019. Our compensation and talent strategy committee, in consultation with Aon, our independent compensation consultant, reviews our Non-Employee Director Compensation Policy from time to time based on data for companies in our executive compensation peer group and other market data, and recommends any proposed amendments to the policy for approval by our full board of directors. In July 2020, in accordance with the terms of the policy, our board of directors approved an amendment to the Non-Employee Director Compensation Policy in relation to the equity compensation components. In February 2021, in accordance with the terms of the policy and in connection with amendments made to the charter for our compensation and talent strategy committee, our board of directors approved an amendment to the Non-Employee Director Compensation Policy in relation to the cash compensation component for members of the compensation and talent strategy committee, including the chair. In January 2022, in accordance with the terms of the policy, our board of directors approved an amendment to the Non-Employee Director Compensation Policy in relation to the general compensation limits in light of the increase in our market capitalization over the past three years. In March 2022, in accordance with the terms of the policy, our board of directors approved an amendment to the Non-Employee Director Compensation Policy to provide for a dollar-value denomination, as opposed to a share denomination, for the equity compensation components. The following description is only a summary of the director compensation arrangements and is subject to and qualified in its entirety by the Non-Employee Director Compensation Policy, as amended. Electronic copies of the policy, as originally adopted and the first three amendments thereto, have been filed with the SEC, including as exhibits to our Annual Report on Form 10-K filed on February 24, 2022. We plan to file an electronic copy of the fourth amendment to the policy, which was adopted in March 2022, as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2022.
General Compensation Limits
    The total annual base compensation of our non-employee directors, including cash and equity components (based on grant date fair value for financial reporting purposes), is as follows:
•for each non-employee director who served as a director for any amount of time during the prior calendar year, whom we refer to as an incumbent director, no more than $400,000 per calendar year; and
•for each non-employee director who did not serve as a director for any amount of time during the prior calendar year, whom we refer to as a new non-employee director, no more than $800,000 within the new non-employee director's first calendar year of election or appointment.
These limits may be further adjusted by our board of directors, without stockholder approval, (i) after our 2022 annual meeting of stockholders, or (ii) prior to our 2022 annual meeting of stockholders in the event of a material change in our market capitalization.
Equity Compensation
Effective March 2022, each new non-employee director is eligible, upon his or her initial election or appointment to our board of directors, automatically and without the need for any further action by the board, to be granted a stock option to purchase such number of shares of our common stock as will yield a stock option award with a grant date fair value of $290,000 and such number of restricted stock units for shares of our common stock as will yield a restricted stock unit award with a grant date fair value of $290,000. In addition, on the date of each of our annual meeting of stockholders, each non-employee director who has served on our board for at least four months and is serving as a director immediately before and immediately after such annual meeting will automatically, and without the need for any further action by the board, be granted a stock option to purchase such number of shares of our common stock as will yield a stock option award with a grant date fair value of $145,000 and such number of restricted stock units for shares of our common stock as will yield a restricted stock unit award with a grant date fair value of $145,000.
Prior to March 2022, each new non-employee director was eligible, upon his or her initial election or appointment to our board of directors, automatically and without the need for any further action by the board, to be granted a stock option to purchase up to 31,000 shares of our common stock and 15,000 restricted stock units for shares of our common stock. Each non-employee director who has served on our board for at least four months and was serving as a director immediately before and immediately after our annual meeting was eligible to be granted, on the date of our annual meeting, a stock option to purchase up to 15,500 shares of our common stock and 7,500 restricted stock units for shares of our common stock.
The stock options granted to our non-employee directors have, or in the case of future stock options, will have, an exercise price equal to the fair market value of our common stock on the date of grant and will expire ten years after the date of grant. Subject to a non-employee director’s continued service with us, the initial option will vest monthly with respect to 1/36 of the shares underlying such option until the third anniversary of the date of the grant and the initial restricted stock units will vest annually with respect to 1/3 of the shares underlying such grant until the third anniversary of the date of the grant. Subject to a non-employee director’s continued service with us, the annual option will vest monthly with respect to 1/12 of the shares underlying such option until the earlier of the business day immediately before our next annual meeting of stockholders or the first anniversary of the grant date. The annual restricted stock units will vest in full on the earlier of one business day prior to our next annual meeting of stockholders or the first anniversary of the grant date, at which such time the annual option will become fully vested and exercisable. Subject to a non-employee director’s continued service with us, the annual restricted stock units will vest in full on the earlier of one business day prior to our next annual meeting of stockholders or the first anniversary of the grant date. Stock options and restricted stock units granted to our non-employee directors will vest in full, and for options, become fully exercisable, upon the occurrence of a change in control event (as defined in our 2013 Stock Incentive Plan) and are otherwise subject to the terms and conditions of our 2013 Stock Incentive Plan.
Cash Compensation
Our non-employee board members are eligible to receive the following cash compensation:
•each non-employee director is eligible to receive an annual fee of $45,000;
•the chair of our audit committee is eligible to receive an additional annual fee of $20,000 and the other members of our audit committee are eligible to receive an additional annual fee of $10,000;
•the chair of our compensation and talent strategy committee is eligible to receive an additional annual fee of $17,500 and the other members of our compensation and talent strategy committee are eligible to receive an additional annual fee of $10,000;
•the chair of our nominating and corporate governance committee is eligible to receive an additional annual fee of $10,000 and the other members of our nominating and corporate governance committee are eligible to receive an additional annual fee of $5,000;
•the chair of our research and development committee is eligible to receive an additional annual fee of $10,000 and the other members of our research and development committee are eligible to receive an additional annual fee of $5,000;
•the chair of our special litigation committee is eligible to receive an additional annual fee of $20,000 and the other member of our special litigation committee is eligible to receive an additional annual fee of $10,000 (this compensation is in lieu of any compensation for service on our demand review committee); and
•our independent lead director, if any, is eligible to receive an additional annual fee of $25,000.
Annual fees for board service are payable in arrears in four equal quarterly installments on the last day of each quarter, with such installments to be paid for any quarter during which the director served on the board, on such committee or in such position.
    In addition to the above fees, our board of directors may determine that additional committee fees are appropriate and should be payable for any newly created committee of the board, or to a non-employee chair of the board if one is appointed. Our board of directors determined that Dr. Graves, as chairman of our board, would, beginning with the third quarter of 2021, receive an annual fee of $35,000, in addition to any other compensation provided under the Non-Employee Director Compensation Policy. The Non-Employee Director Compensation Policy provides that, in determining any such additional fees, the board shall be guided by compensation paid to non-employee directors of a peer group of companies as well as current best practices.

Reimbursement of Expenses
Upon presentation of documentation of such expenses reasonably satisfactory to us, each member of our board of directors is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves. The amount of such reimbursed expenses shall not apply toward or otherwise be subject to the compensation limits described above under the heading “General Compensation Limits.”
Additional Compensation
    The Non-Employee Director Compensation Policy provides that we will not provide additional compensation to non-employee directors, directly or indirectly, other than as disclosed in the policy or in our filings with the SEC.
Non-Qualified Deferred Compensation Plan
Members of our board of directors are eligible to defer up to 100% of any cash compensation and defer settlement of any restrict stock unit awards for service on our board or its committees under our Non-Qualified Deferred Compensation Plan. See “Compensation Discussion and Analysis—Additional Compensation Practices and Policies—Non-Qualified Deferred Compensation Plan and RSU Deferral Option” for a description of the plan.

AUDIT-RELATED MATTERS

Audit Committee Report
The audit committee of the board of directors of IVERIC bio, Inc. consists of three members, each of whom the board has determined is “independent” under Nasdaq Marketplace Rules, and includes an “audit committee financial expert” within the meaning of the U.S. Securities and Exchange Commission’s rules. The audit committee met four times in 2021.
The audit committee has reviewed our company's audited financial statements for the fiscal year ended December 31, 2021 and discussed them with our management and Ernst & Young LLP, our independent registered public accounting firm.
The audit committee has received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young LLP is required to provide to the audit committee, including the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC.
The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with our independent registered public accounting firm such firm’s independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2021.
Ernst & Young LLP has served as our independent registered public accounting firm since 2008.
By the audit committee of the board of directors of IVERIC bio, Inc.

Jane P. Henderson Axel Bolte Calvin Roberts

Audit Fees and Services
The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	2021	2020
Audit Fees (1)	$779,837	$635,356
Audit-Related Fees	—	—
Tax Fees (2)	—	59,500
All Other Fees (3)	1,505	1,850
Total Fees	$781,342	$696,706
(1)    This category includes fees for professional services performed by Ernst & Young LLP for the audit of our annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Annual Report on Form 10-K for the year ended December 31, 2020, the review of condensed financial statements included in our Quarterly Reports on Form 10-Q, and the review of our registration statements during 2021 and 2020. Also during 2021 and 2020, this category included fees for the completion of comfort letter procedures associated with our follow-on public offerings.
(2)    This category consists of fees for professional services rendered by Ernst & Young LLP related to an Internal Revenue Code Section 382 study.
(3)    This category consists of fees for other products or services provided by Ernst & Young LLP not described above. The services for fees in 2021 and 2020 under this category are related to licensed accounting research software.
All such accountant services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.
Pre-Approval Policies and Procedures
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee, or the chair of our audit committee with subsequent ratification by the audit committee, or the engagement is entered into pursuant to a de minimis exception in accordance with applicable SEC rules.

MATTERS TO BE VOTED ON
Proposal 1: Election of Class III Directors
In accordance with the terms of our certificate of incorporation and our bylaws, our board of directors is divided into three classes: class I, class II and class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The members of the classes are divided as follows:
•the class I directors are Ms. Henderson and Mr. Sblendorio, and their term expires at our annual meeting of stockholders to be held in 2023;
•the class II directors are Dr. Blumenkranz, Mr. Bolte and Dr. Roberts, and their term expires at our annual meeting of stockholders to be held in 2024; and
•the class III directors are Dr. Graves and Ms. Miller, and their term expires at the 2022 annual meeting.
At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Dr. Graves and Ms. Miller are current directors whose terms expire at the 2022 annual meeting. Dr. Graves and Ms. Miller are nominated for re-election, each as a class III director, with a term ending in 2025. Unless otherwise instructed in the proxy, all proxies will be voted FOR the election of each of the nominees identified above to a three-year term ending in 2025, each such nominee to hold office until her successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for any or all of the nominees may so indicate by following the voting instructions set forth on the Notice and affirmatively withholding his or her vote for that or those nominee(s). Each of the nominees has indicated her willingness to serve on our board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board. We do not contemplate that any of the nominees will be unable to serve if elected.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Consistent with the preference expressed by our stockholders at our 2016 annual meeting of stockholders, we have determined to hold an advisory vote on executive compensation annually.
Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.
The “Executive Compensation” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by our compensation and talent strategy committee and our board for the year ended December 31, 2021. Our executive compensation program continues to embody a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board believes this link between compensation and the achievement of our short- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage management to assume excessive risks.

Our board is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.
As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our board (or any committee thereof), create or imply any change to the fiduciary duties of us or our board (or any committee thereof), or create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation and talent strategy committee and our board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal 3: Advisory Vote on Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation
In Proposal 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future advisory votes to approve named executive officer compensation. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

Our board believes that an annual named executive officer compensation advisory vote will facilitate more direct stockholder input about named executive officer compensation and is consistent with our policy of reviewing our compensation program annually and with us being accountable to our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for IVERIC bio at this time.

Our board will take into consideration the outcome of this vote in making a determination about the frequency of future named executive officer compensation advisory votes. However, because this vote is advisory and non-binding, our board may decide that it is in the best interests of our stockholders and IVERIC bio to hold the advisory vote to approve named executive officer compensation more or less frequently than the option selected by a plurality of our stockholders.

OUR BOARD OF DIRECTORS BELIEVES THAT HOLDING THE NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTE EVERY ONE YEAR IS IN THE BEST INTERESTS OF IVERIC BIO AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF ONCE EVERY YEAR.

Proposal 4: To Ratify the Selection of Ernst & Young LLP as IVERIC's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022
The audit committee of our board of directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Ernst & Young LLP has served as our independent registered public accounting firm since 2008 and has audited our financial statements since the fiscal year ended December 31, 2007, which was the first year of our operations. Although stockholder approval of the selection of Ernst & Young LLP is not required by law or Nasdaq rules, our audit committee believes that it is advisable and has decided to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the 2022 annual meeting, our audit committee may reconsider this selection.
Representatives of Ernst & Young LLP are expected to be present at the 2022 annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS IVERIC'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

OWNERSHIP OF COMMON STOCK
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 15, 2022 by:
•each of our directors;
•each of our named executive officers;
•all of our directors and current executive officers as a group; and
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.
The percentages in the columns entitled “Shares Beneficially Owned” are based on a total of: 115,733,608 shares of our common stock outstanding as of March 15, 2022.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or warrants that were currently exercisable as of March 15, 2022 or exercisable within 60 days of March 15, 2022 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Restricted stock units that are scheduled to vest during the 60-day period following March 15, 2022 are considered outstanding and beneficially owned by the person holding the restricted stock units for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o IVERIC bio, Inc., 8 Sylvan Way, Parsippany, New Jersey, 07054.
Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Glenn P. Sblendorio (1)	1,416,784	1.2%
Pravin U. Dugel (2)	324,140	*
David F. Carroll (3)	516,067	*
Anthony S. Gibney	—	*
Christopher P. Simms (4)	7,069	*
Mark Blumenkranz, M.D. (5)	37,291	*
Axel Bolte (6)	78,208	*
Adrienne L. Graves, Ph.D. (7)	78,208	*
Jane P. Henderson (8)	94,208	*
Calvin W. Roberts, M.D. (9)	78,208	*
Christine A. Miller (10)	3,444	*
All Current Executive Officers and Directors as a Group (12 persons) (11)	3,215,838	2.7%
5% Stockholders
Entities Affiliated with BlackRock, Inc. (12)	8,474,638	7.3%
Entities Affiliated with Avidity Partners Management LP (13)	6,955,000	6.0%
Entities Affiliated with Perceptive Advisors LLC (14)	6,480,000	5.6%
Entities Affiliated with State Street Corporation (15)	5,785,151	5.0%

(1)    Consists of (i) 279,133 shares of common stock and (ii) 1,137,651 shares of common stock underlying options that are exercisable as of March 15, 2022, or will become exercisable within 60 days after such date.
(2)    Consists of (i) 59,686 shares of common stock, (ii) 54,313 shares of restricted stock units that are scheduled to vest during the 60-day period following March 15, 2022 and (iii) 210,141 shares of common stock underlying options that are exercisable as of March 15, 2022, or will become exercisable within 60 days after such date.
(3)    Consists of (i) 65,504 shares of common stock and (ii) 450,563 shares of common stock underlying options that are exercisable as of March 15, 2022, or will become exercisable within 60 days after such date.
(4)    Consists of 7,069 shares of common stock.
(5)    Consists of of (i) 5,000 shares of common stock and (ii) 37,291 shares of common stock underlying options that are exercisable as of March 15, 2022, or will become exercisable within 60 days after such date.
(6)    Consists of 78,208 shares of common stock underlying options that are exercisable as of March 15, 2022, or will become exercisable within 60 days after such date.
(7)    Consists of 78,208 shares of common stock underlying options that are exercisable as of March 15, 2022, or will become exercisable within 60 days after such date.
(8)    Consists of 94,208 shares of common stock underlying options that are exercisable as of March 15, 2022, or will become exercisable within 60 days after such date.
(9)    Consists of 78,208 shares of common stock underlying options that are exercisable as of March 15, 2022, or will become exercisable within 60 days after such date.
(10)    Consists of 3,444 shares of common stock underlying options that are exercisable as of March 15, 2022, or will become exercisable within 60 days after such date.
(11)    Consists of (i) 534,841 shares of common stock, (ii) 2,626,684 shares of common stock underlying options that are exercisable as of March 15, 2022, or will become exercisable within 60 days after such date and (iii) 54,313 shares of restricted stock units that are scheduled to vest during the 60-day period following March 15, 2022.
(12)    Consists of 8,474,638 shares of common stock reported as beneficially owned by BlackRock, Inc. ("BlackRock"), of which BlackRock reports sole voting power with respect to 8,336,690 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 8,474,638 shares and shared dispositive power with respect to zero shares. BlackRock is a parent holding company or controlling person reporting the shares owned by its subsidiaries, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC, none of which individually owns 5% or greater of shares of our common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055. We obtained the information regarding beneficial ownership of these shares solely from a Schedule 13G/A that was filed with the SEC on February 3, 2022.
(13)    Consists of 6,955,000 shares of common stock reported as owned by each of Avidity Capital Partners (GP) LLC ("Avidity"), David Witzke and Michael Gregory, of which each reports sole voting power and sole dispositive power with respect to zero shares and shared voting power and shared dispositive power with respect to 6,955,000 shares. The address for each of Avidity, Mr. Witzke and Mr. Gregory is 2828 N Harwood Street, Suite 120, Dallas, TX 75201. We obtained the information regarding ownership of these shares solely from a Schedule 13G/A that was filed with the SEC on February 14, 2022.

(14)    Consists of 6,480,000 shares of common stock reported as beneficially owned by each of Perceptive Advisors LLC ("Perceptive Advisors"), Joseph Edelman ("Mr. Edelman") and Perceptive Life Sciences Master Fund, Ltd. ("Perceptive Master Fund"), of which each of them reports sole voting power with respect to zero shares, shared voting power with respect to 6,480,000 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 6,480,000 shares. Perceptive Master Fund directly holds 6,480,000 shares of our common stock. Perceptive Advisors serves as the investment manager to the Perceptive Master Fund and may be deemed to beneficially own such shares. Mr. Edelman is the managing member of Perceptive Advisors and may be deemed to beneficially own such shares. The address of each such entity or person is 51 Astor Place, 10th Floor, New York, NY 10003. We obtained the information regarding ownership of these shares solely from a Schedule 13G/A that was filed with the SEC on February 15, 2022.
(15)    Consists of an aggregate of 5,785,151 shares of common stock reported as owned by State Street Corporation ("State Street"), of which State Street reports sole voting power with respect to zero shares, shared voting power with respect to 5,624,128 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 5,785,151 shares. State Street is a parent holding company or controlling person of shares owned by its subsidiaries SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Australia, Limited, State Street Global Advisors Europe Limited and State Street Global Advisors Trust Company (each, a "Subsidiary"). Each Subsidiary may be deemed to beneficially own an aggregate of 5,785,151 shares. The address for State Street is 1 Lincoln Street, Boston, MA 02111. We obtained the information regarding ownership of these shares solely from a Schedule 13G that was filed with the SEC on February 11, 2022.

OTHER MATTERS
Our board of directors does not know of any other matters that may come before the 2022 annual meeting. However, if any other matters are properly presented to the 2022 annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.
Solicitation of Proxies
This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We have retained Innisfree M&A Inc., or Innisfree, to assist us in our proxy solicitation. We will pay Innisfree a base fee of $15,000, plus, if applicable, incremental solicitation fees expected to range from approximately $5,000 to $10,000 and reimbursement of out-of pocket expenses. We expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by use of other communications media.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at proxyrequest@ivericbio.com. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above email address.
Deadline for Submission of Stockholder Proposals for 2023 Annual Meeting of Stockholders
Proposals of stockholders intended to be presented at our 2023 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our principal offices, Attention: Corporate Secretary, no later than December 2, 2022, the date that is 120 days prior to the first anniversary of the mailing of the Notice Regarding the Availability of Proxy Materials for the 2022 annual meeting, in order to be included in the proxy statement and proxy card relating to that meeting.
If a stockholder wishes to present a proposal at our 2023 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, pursuant to the advance notice provision in our bylaws, such stockholder must give written notice to our Secretary at our principal executive offices at the address noted above. The Secretary must receive such notice no earlier than January 12, 2023, and no later than February 11, 2023, provided that if the date of the 2023 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2022 annual meeting, such notice must instead be received by the Secretary no earlier than the 120th day prior to the 2023 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2023 annual meeting of stockholders and (ii) the tenth day following the day on which notice of the date of the 2023 annual meeting of stockholders was mailed or public disclosure of the date of the 2023 annual meeting of stockholders was made, whichever occurs first.

IVERIC BIO

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/ISEE** or scan the QR code — login details are located in the shaded bar below.

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors of IVERIC bio, Inc. recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2 and 4 and 1 YEAR on Proposal 3.

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1. Election of two Class III Directors:

	For	Withhold		For	Withhold
01 - Adrienne Graves	☐	☐	02 - Christine Ann Miller	☐	☐

	For	Against	Abstain
2. To approve, on a non-binding, advisory basis, our named executive officer compensation as described in the proxy statement.	☐	☐	☐
4. To ratify the selection of Ernst & Young LLP as IVERIC bio's independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To approve, on a non-binding, advisory basis, frequency of future advisory votes to approve named executive officer compensation as described in the proxy statement.	☐	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) or postponement(s) thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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The 2022 Annual Meeting of Stockholders of IVERIC bio, Inc. will be held on Thursday, May 12, 2022 at 12:30 p.m., ET, virtually via the internet at meetnow.global/M2HJD72.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — IVERIC bio, Inc.

IVERIC bio, Inc.
8 Sylvan Way
Parsippany, NJ 07054

Annual Meeting of Stockholders – May 12, 2022
Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Glenn P. Sblendorio and Todd D.C. Anderman, or any of them, as Proxies, the true and lawful attorneys in fact, agents and proxies of the undersigned with full power of substitution for and on behalf of the undersigned at the 2022 Annual Meeting of Stockholders of IVERIC bio, Inc. to be held on May 12, 2022, at 12:30 p.m., Eastern Time, and at any and all postponements or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the 2022 Annual Meeting, all as indicated in the Notice of Annual Meeting, the receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, "1 YEAR" ON PROPOSAL 3 AND "FOR" PROPOSAL 4 IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2022 ANNUAL MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Should a director nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE UNLESS YOU VOTE OVER THE INTERNET OR BY TELEPHONE.

C Non-Voting Items

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